UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc.  Annual Meeting of Shareholders on Tuesday, June 8, 2010 at 9:00 a.m. (Pacific Daylight Time).  The meeting will be held at the BJ’s Restaurant and Brewhouse located at 13130 Jamboree Road, Irvine, California 92602.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.  Our agenda for the Annual Meeting will also include an overview of our business strategy and recent performance.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY BY MAIL, TELEPHONE OR INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.  PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

Sincerely,

Gerald W. Deitchle

Chairman of the Board, President and Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders.  Admission will be on a first-come, first-served basis.  Shareholders may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.  Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BJ’s Restaurants, Inc., a California corporation, will be held at our “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602, on Tuesday, June 8, 2010 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

(1)	The election of seven directors to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Ratification and approval of an amendment to our Articles of Incorporation to increase the authorized number of shares of our Common Stock to 125,000,000 shares;

(3)	Ratification and approval of our 2005 Equity Incentive Plan, including an amendment to increase the number of shares of Common Stock reserved for issuance thereunder by 1,200,000 shares;

(4)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2010; and,

(5)	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The close of business on April 19, 2010, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof.  For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our corporate headquarters located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

YOUR VOTE IS VERY IMPORTANT TO US.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

Registered holders may vote:

1.	By Internet: go to http://www.investorvote.com/BJRI

2.	By toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the exercise of the proxy at the Annual Meeting of Shareholders.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

GERALD W. DEITCHLE

Chairman of the Board, President and Chief Executive Officer

May     , 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 8, 2010

The Proxy Statement related to our 2010 Annual Meeting of Shareholders, our Annual Report to Shareholders for the year ended December 29, 2009, our Annual Report on Form 10-K for the year ended December 29, 2009 and directions to our 2010 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section of our website at www.bjsrestaurants.com.  Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 8, 2010

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. in connection with our Annual Meeting of Shareholders and adjournments or postponements thereof to be held on June 8, 2010 at our “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602, at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith to each shareholder and in each case is solicited on behalf of our Board of Directors for use at the Annual Meeting.  We made copies of this Proxy Statement available to shareholders beginning on May     , 2010.  We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock.  We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals.  The costs of such solicitation are not expected to exceed $5,000.  Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to us.  Internet and telephone voting is available through 11:00 p.m., Pacific Daylight Time, on June 7, 2010.  Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, by telephone or by mail.  Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.  Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted FOR the election of all seven of the nominee-directors specified herein, FOR the amendment to our Articles of Incorporation to increase the authorized number of shares of our Common Stock to 125,000,000 shares, FOR our 2005 Equity Incentive Plan including the amendment to increase the number of shares of Common Stock reserved for issuance thereunder by 1,200,000 shares and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010, unless a contrary choice is specified in the proxy.  Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein.  As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable.  The persons named as proxies were selected by our Board of Directors and each of them is one of our officers.

Your execution of the enclosed proxy or submitting your vote by telephone or on the internet will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.  If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares.  In that case, your shares are said to be held in “street name.”  Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.”  New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders.  With respect to the election of the nominees for director and the proposals to ratify and approve amendments to our Articles of Incorporation and to ratify and approve our 2005 Equity Inventive Plan, as amended, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares.  The 2010 Annual Meeting of Shareholders will be our first Annual Meeting at which member brokers will not be permitted to exercise voting discretion for the election of directors due to a recent amendment to the New York Stock Exchange rules.  With respect to the proposal to ratify and approve the amendments to our Articles of Incorporation and the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 28, 2010, the rules permit member brokers to exercise voting discretion as to the uninstructed shares.  For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.”

Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting or withheld authority to vote.  If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you withhold authority to vote for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote.  With respect to the proposal to ratify and approve the amendments to our Articles of Incorporation, if you abstain from voting or you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have the same effect as a vote against the proposal.  With respect to the proposals to ratify and approve our 2005 Equity Incentive Plan, as amended, and to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report may have been sent to multiple stockholders in your household.  If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400.  If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, at the close of business on April 19, 2010 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting.  On April 14, 2010 there were 27,013,800 shares of Common Stock outstanding, with one vote per share, held by 114 shareholders of record.  We estimate that there were approximately 6,000 beneficial shareholders.

With respect to the election of directors, assuming a quorum is present, the seven candidates receiving the highest number of votes are elected.  See “Nomination and Election of Directors.”  To ratify and approve the amendments to our Articles of Incorporation, the affirmative vote of the holders of a majority of the shares of our Common Stock outstanding on the Record Date is required.  To ratify and approve our 2005 Equity Inventive Plan, as amended, or to ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required.  A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

NOMINATION AND ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors of our Company shall not be less than seven and no more than 13 in accordance with our Bylaws.  The exact number is fixed from time to time by our Board of Directors.  Effective September 9, 2009, the authorized number of directors was increased from seven to eight and William L. Hyde, Jr. was appointed to serve as a director.  Our directors (including Mr. Hyde) are subject to election at each Annual Meeting of Shareholders.  Mr. Shann Brassfield, who has been a director of BJ’s since January 2001, notified us that he will not stand for reelection to the Board of Directors at the Annual Meeting in order to devote his full-time attention to other business interests.  Therefore, at this Annual Meeting, seven directors will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualify.  The nominees for election as directors at this Annual Meeting set forth in the table below all currently serve on our Board of Directors and are all recommended by our Board of Directors for reelection at the Annual Meeting.  In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors.

The seven nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as our directors.  Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit.  No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes.  If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.  Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of his or her intention to exercise the right to cumulative voting.  In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age
Gerald W. Deitchle	Chairman of the Board, President and Chief Executive Officer	58
Peter A. Bassi	Retired Chairman of Yum! Restaurants International	60
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	61
James A. Dal Pozzo	President of The Jacmar Companies	51
John F. Grundhofer	Retired Chairman, Chief Executive Officer and President, U.S. Bancorp	71
William L. Hyde, Jr.	Chief Executive Officer, Briarwood West Investments LLC	62
J. Roger King	Retired Senior Vice President, Human Resources of PepsiCo, Inc.	69

GERALD (“JERRY”) W. DEITCHLE has been a member of our Board of Directors since November 2004.  He accepted the Board’s offer to become our President and Chief Executive Officer in February 2005.  In June 2008, Mr. Deitchle was unanimously elected to the additional post of Chairman of the Board.  From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept.  From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants with his last position as corporate President.  From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President.

PETER (“PETE”) A. BASSI has been a member of our Board of Directors since September 2004 and currently serves as our lead independent director.  Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (also known as “YRI”).  YRI is the International Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, KFC, Long John Silver’s and A&W Restaurants.  Mr. Bassi led YRI since June 1997.  Prior to this assignment, he was in charge of YRI’s Asian business.  Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company.  During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell.  Mr. Bassi currently serves as a director for privately held Potbelly Sandwich Works.  From 2002 to 2009, Mr. Bassi also served on the board of publicly held The Pep Boys – Manny, Moe & Jack.

LARRY D. BOUTS has been a member of our Board of Directors since April 2004.  Mr. Bouts currently serves as an investor and advisor to several early-stage companies in various industry segments, including technology, energy and consumer-oriented businesses.  Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company.  Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries.  Mr. Bouts spent 13 years at PepsiCo, Inc. in finance where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

JAMES (“JIM”) A. DAL POZZO has been a member of our Board of Directors since January 2001.  Mr. Dal Pozzo has served as the President of The Jacmar Companies since 1993 and was Jacmar’s Chief Financial Officer and Treasurer from 1987 to 1992.  Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992.  Mr. Dal Pozzo also serves as the Chairman of the Board of Directors of Monrovia Nurseries, and is a Governor of Shawnigan Lake School in Shawnigan Lake, BC.  Mr. Dal Pozzo is a certified public accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

JOHN (“JACK”) F. GRUNDHOFER has been a member of our Board of Directors since April 2002.  Mr. Grundhofer is Chairman Emeritus, a non-elected honorary position, of U.S. Bancorp, the sixth largest financial services holding company in the United States.  Mr. Grundhofer retired from U.S. Bancorp in 2002.  Prior to his retirement, Mr. Grundhofer served as U.S. Bancorp’s Chairman from 1990 to 1997 and in 1999.  Mr. Grundhofer also served as Chief Executive Officer of U.S. Bancorp from 1990 until February 2001, and served as President of U.S. Bancorp from 1990 until 1999.  He reassumed the position of President from August 2000 until the merger of Firstar Corporation and U.S. Bancorp in February 2001.  Prior to joining U.S. Bancorp, Mr. Grundhofer served as Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank.  Mr. Grundhofer is a director of The Donaldson Company, Inc., Securian Financial Group (formerly known as Minnesota Life Insurance Company), World Point Terminals, Inc. and Capmark Financial Group, Inc.  He also serves on the board of numerous charitable organizations, universities, and advisory boards.

WILLIAM (“BILL”) L. HYDE, JR. was appointed to our Board of Directors in September 2009.  Mr. Hyde currently serves as Chief Executive Officer of Briarwood West Investments LLC, a company he formed, after his retirement in 2003, to principally focus on the creation and development of higher-end casual dining concepts.  Prior to his retirement, Mr. Hyde held executive positions at various companies in the restaurant industry, with his most recent experience serving as President of Morton’s Restaurant Group from 1994 to 1997 and Chief Executive Officer of Ruth’s Chris Steak House, Inc. from 1997 to 2003.  Mr. Hyde has served on various industry and charitable boards including the National Restaurant Association, Goodwill Industries, National Restaurant Association Educational Foundation, American Institute of Wine and Food, American Beverage Institute and Distinguished Restaurants of North America.  Mr. Hyde currently serves on the executive committee for the National Restaurant Association and as chairman of the National Restaurant Association Education Foundation and the Distinguished Restaurants of North America.  In 2002, Mr. Hyde was also appointed to the United States Department of Commerce’s Travel and Tourism Promotion Advisory Board.

J. ROGER KING has been a member of our Board of Directors since April 2002.  Mr. King spent 29 years in the human resources field for PepsiCo, Inc.  During that tenure, he served as Senior Vice President of Human Resources at PepsiCo, Inc., Vice President of Labor Relations at Frito-Lay and Vice President of Human Resources at Pizza Hut.  Mr. King also serves on the Board of Trustees of Texas Christian University.  In addition, he has served as Chairman of the Employee Relations Committee of The Business Roundtable and Vice Chairman of the Labor Policy Association in Washington, D.C.  Mr. King has previously served on the boards of Northeast National Bank in Fort Worth, Texas and the Personnel Group of America Inc.

Each nominee brings unique capabilities to the Board.  The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance and risk management that are necessary to effectively oversee our Company.  In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders.  Following is additional information as to why each nominee is qualified to serve as a director of our Company:

•

Mr. Deitchle has been our President and Chief Executive Officer since February 2005 and our Chairman since June 2008, and has over 25 years of executive and financial management experience with large, national restaurant companies, both privately-and publicly-held.  The Board believes he has the necessary background and experience to continue to lead the development and execution of our longer-term strategic positioning and expansion plans, as well as its shorter-term tactical plans.

•

Mr. Bassi served as the Chairman of Yum! Restaurants International until he retired in 2005.  As a former senior executive officer of one of the largest publicly-held restaurant companies in the United States, he brings uniquely-suited management experience to the Board as well as extensive marketing knowledge and expertise from his almost 40 years in the food and beverage industry.  Mr. Bassi’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the Securities and Exchange Commission.  Mr. Bassi also has prior experience as a public company director.

•

Mr. Bouts has extensive management and financial experience through his service as a chief executive officer of large consumer-discretionary segment companies, including Six Flags Theme Parks and the international division of Toys “R” Us.  Mr. Bouts also has significant financial experience which qualifies him as an audit committee financial expert under applicable rules of the Securities and Exchange Commission.

•

Mr. Dal Pozzo’s experience as the President of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industry.  Mr. Dal Pozzo also has experience in risk management in food distribution and supply chain and has also gained significant experience and knowledge of the restaurant industry through his service on the Board.  Mr. Dal Pozzo is also a certified public accountant.

•

Mr. Grundhofer has significant management, financial, and risk management knowledge and experience gained from his service as the senior executive officer of U.S.  Bancorp, the sixth largest financial services holding company in the United States.  He has current and prior experience as a public company director.  His leadership experience as an executive of one of the country’s largest financial services companies and his considerable experience in oversight roles as a director, provides valuable experience, insight and judgment to the Board.  Mr. Grundhofer also qualifies as an audit committee financial expert under applicable rules of the Securities and Exchange Commission.

•

Mr. Hyde has extensive operations and senior management experience through his service as a chief executive officer or president of other national restaurant companies during his 35 year career.  Mr. Hyde has extensive restaurant industry background and experience in leading the successful growth of national restaurant concepts.

•

Mr. King has extensive management experience through his service as a senior executive officer with PepsiCo and its operating divisions.  He also has a thorough understanding of human resources issues and employee relations, which has benefited the Board and management in shaping our Company’s culture and compensation practices.

We have entered into an employment agreement with Mr. Deitchle that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors and to serve as its Chairman during the term of his employment agreement.  Mr. Deitchle was appointed Chairman of the Board effective June 4, 2008.

Pursuant to our Bylaws, we currently have eight (8) authorized directors.  Since Mr. Brassfield has chosen not to stand for reelection to the Board, it is expected that only seven directors will be nominated and elected at the Annual Meeting, leaving one vacancy in the Board of Directors.  Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.  The Board of Directors may elect to fill interim vacancies of directors.  Each Company officer is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.  The terms of all directors will expire at the next Annual Meeting of Shareholders and when their successors are elected and qualified.

Shareholders wishing to contact any Board member may do so by writing a letter addressed to such Board member and addressing it to our corporate headquarters located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ALL OF THE NOMINEES ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND

CERTAIN COMMITTEES THEREOF

Determination of Director Independence

In March 2010, the Board undertook its annual review of director independence.  During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our directors or any members of their immediate family, including those reported under “Certain Relationships and Related Transactions.”  The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ.

As a result of this review, the Board affirmatively determined that all of our directors who served as directors for fiscal 2009 or who are nominated for election at the Annual Meeting are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs.  Deitchle and Dal Pozzo.  Mr. Deitchle is not considered to be independent due to his current service as our President and Chief Executive Officer.  Mr. Dal Pozzo is not considered to be independent due to his employment as President of The Jacmar Companies, which currently provides food and supply distribution services to us.

Board Meetings and Board Committees

The Board met five times during fiscal 2009.  Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total meetings of all committees of the Board on which he served held during the last fiscal year, except for Mr. Brassfield who attended three meetings of the Board.  At the end of each board meeting, the non-employee directors meet in executive session without members of management present.  While we do not have a policy regarding board member attendance at our Annual Meeting, all directors attended our annual shareholders’ meeting in June 2009 and all are expected to attend the Annual Meeting this year, other than Mr. King, who is not expected to attend due to a prior commitment.  Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his duties, including attendance of meetings of our shareholders, the Board and those committees of which he is a member.

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its committees.  The following provides certain information regarding the committees of the Board of Directors.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal controls and accounting matters, including the quarterly reviews and annual audit report from our independent auditor.  Throughout fiscal 2009, the Audit Committee consisted of Mr. Grundhofer, Mr. Bouts and Mr. Bassi, all of whom are independent directors.  Mr. Grundhofer is the Chairman of the Audit Committee.  The Audit Committee held six meetings during the last fiscal year.  See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee.  The charter for the Audit Committee is available under “Corporate Governance” in the “Investors” section of our website at www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees.  The Compensation Committee also determines appropriate awards under our equity incentive plans, including our 2005 Equity Incentive Plan.  The Compensation Committee consisted of Mr. King, Mr. Bassi and Mr. Brassfield during the fiscal year 2009.  Mr. Hyde joined the Compensation Committee when he joined the Board in September 2009.  All of the members of the Compensation Committee are independent directors.  Mr. King is the Chairman of the Compensation Committee.  The Compensation Committee held two meetings during the last fiscal year.  See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee.  The charter for the Compensation Committee is available under “Corporate Governance” in the “Investors” section of our website at www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing and implementing and monitoring policies and practices relating to our corporate governance.  The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct, which covers all of our directors, officers and employees and is designed to promote the honest and ethical conduct of our business.  In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates.  The Committee also prepares and supervises the Board’s annual review of directors’ independence and the Board’s performance self-evaluation.  The charter of the Governance and Nominating Committee is available under “Corporate Governance” in the “Investors” section of our website at www.bjsrestaurants.com.

The Governance and Nominating Committee was established in March 2004 and consists of Mr. Grundhofer, Mr. Brassfield, Mr. King and Mr. Bouts, all of whom are independent directors.  Mr. Grundhofer serves as Chairman of the Governance and Nominating Committee.  The Governance and Nominating Committee conducted its business within the context of regularly scheduled Board meetings and also held two meetings during the last fiscal year.

The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders.  A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.  The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.  If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee.  The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and,

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, employees, customers, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees and diversity.  The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity.  As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates.  The Board is committed to increasing its diversity going forward through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.  After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors or one or more specific directors, may send a letter marked as “confidential” addressed to the Board of Directors or to the specific directors intended to be addressed to our corporate headquarters.  In turn, we will forward all such communications to the Board of Directors or to the specific directors identified by the shareholder.  Our current policy is to send every shareholder’s communication addressed to the Board of Directors or to one or more specific directors to the identified directors.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing our Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis.  The Board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The Board is not principally responsible, however, for defining or managing our various risks.  The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management is a factor that the Board and the Nominating and Governance Committee consider when determining which directors serve on the Audit Committee.  Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2009.  The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board.  The Audit Committee and the full Board focus on the material risks facing our Company, including operational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks.  In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management.  The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

In March 2008, our Board of Directors created the position of Lead Independent Director to chair the Board’s executive sessions of non-employee directors.  The Lead Independent Director also advises the Chairman of the Board and committee chairs with respect to agendas and information needs relating to Board and committee meetings, and performs such other duties as the Board may from time to time assign to assist the Board in fulfilling its responsibilities.  Mr. Bassi currently serves as our Lead Independent Director.

Since June 2008, Mr. Deitchle has served in the combined roles of Chairman, President and Chief Executive Officer.  The Board believes that Mr. Deitchle is best situated to serve as Chairman because he is the director most familiar with our business and industry and therefore most capable of effectively identifying strategic priorities and leading the discussion and execution of our overall strategy.  The Board further believes that Mr. Deitchle’s combined service as Chairman, President and Chief Executive Officer creates unified leadership for our Board and our Company and creates a single cohesive vision for our organization.  This structure, which is common among U.S.-based publicly traded companies, demonstrates to our employees and shareholders that we are under strong leadership.  As Chairman, President and Chief Executive Officer, Mr. Deitchle helps shape the strategy ultimately set by the entire Board and also leverages his operational experience to balance growth and risk management and to facilitate information flow between management and the Board, all of which are essential to effective corporate governance.  We believe the oversight provided by the Board’s independent directors, the work of the Board’s committees previously described and the coordination between the Chief Executive Officer and the independent directors, as conducted by the Lead Independent Director, all provide effective oversight of our strategic plans and operations.  Accordingly, we believe having one person serve as Chairman, President and Chief Executive Officer is in the best interests of our Company and our shareholders at this time.

Compensation of Directors

We compensate each non-employee director with an annual cash retainer of $30,000 (paid in quarterly installments), plus an annual grant of stock options valued at $40,000, with the underlying number of option shares determined using the Black-Scholes option pricing model.  The directors’ annual equity grant occurs on January 15 each year.  Annual equity grants vest over a three-year period.  Stock options have an exercise price equal to the closing market price of our Common Stock on the grant date.  In addition, the Chairmen of our Audit, Compensation and Governance Committees receive an additional annual cash retainer of $5,000, paid in quarterly installments.  Our Lead Independent Director also receives an additional annual cash retainer of $7,500, payable in quarterly installments.

New non-employee directors receive their quarterly installment of their annual cash retainer at the first meeting upon being elected to the Board of Directors.  In addition to the regular annual cash retainer, upon initially joining the Board of Directors, each non-employee director receives options to acquire 25,000 shares of Common Stock at a price equal to the closing market price of our Common Stock on the date of the grant.  Such options vest over a two-year period.  This initial option award will be granted as of the date of the recipient’s election to the Board if the election date is open for trading under our “blackout” policy for stock trading, or as of the first open trading day after the election date if the election date is not open for trading under our “blackout” policy.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2009:

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	Total
Pete A. Bassi (3)	$37,500	$40,101	$77,601
Larry D. Bouts (4)	$30,000	$40,101	$70,101
Shann M. Brassfield (5)	$30,000	$40,101	$70,101
James A. Dal Pozzo (6)	$30,000	$40,101	$70,101
John F. Grundhofer (7)	$40,000	$40,101	$80,101
William J. Hyde, Jr. (8)	$15,000	$221,306	$236,306
J. Roger King (9)	$35,000	$40,101	$75,101

(1)	Directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Gerald W. Deitchle, our current Chairman, President and Chief Executive Officer is reflected in the Summary Compensation Table.

(2)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2009. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2009 grants, refer to note 1 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 29, 2009, as filed with the SEC.

(3)	Aggregate number of option awards outstanding held by Mr. Bassi at December 29, 2009 is 51,113.

(4)	Aggregate number of option awards outstanding held by Mr. Bouts at December 29, 2009 is 51,113.

(5)	Aggregate number of option awards outstanding held by Mr. Brassfield at December 29, 2009 is 76,882.

(6)	Aggregate number of option awards outstanding held by Mr. Dal Pozzo at December 29, 2009 is 51,882.

(7)	Aggregate number of option awards outstanding held by Mr. Grundhofer at December 29, 2009 is 26,983.

(8)	Aggregate number of option awards outstanding held by Mr. Hyde at December 29, 2009 is 25,000. The value of his option award reflects his initial 25,000 option grant upon joining the Board in September 2009.

(9)	Aggregate number of option awards outstanding held by Mr. King at December 29, 2009 is 66,882.

Director Stock Ownership Guidelines

Effective January 3, 2007, the Board resolved that all non-employee directors are required to hold shares of our Common Stock with a value equal to four times the amount of the annual cash retainer paid to non-employee directors, calculated using the most current year annual cash retainer adopted by the Board.  All non-employee directors are required to achieve these guidelines within four years of joining the Board, or at the time these guidelines were adopted.  Shares that count towards satisfaction of these guidelines include:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Restricted stock units;

•	Deferred stock units; and,

•	Stock beneficially owned in a trust, by spouse and/or minor children.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices.  The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC.  In addition, all members of the Audit Committee have been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor.  The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as our independent auditor for fiscal year 2009.  Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls.  E&Y, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.  The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal year 2009 with management and E&Y.  Management and E&Y have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed our audited financial statements with management and with E&Y;

•	reviewed with E&Y their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2009;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•

reviewed the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, as amended, Independence Discussions with Audit Committee, and discussed with E&Y its independence, including the compatibility of non-audit services with the auditors’ independence; and,

•	discussed with E&Y the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2009 for filing with the Securities and Exchange Commission.  The Committee and the Board have also appointed Ernst & Young LLP as our independent auditor for its fiscal year 2010.

The Audit Committee

John F. Grundhofer, Chairman	Larry D. Bouts	Peter A. Bassi

RATIFICATION AND APPROVAL OF

OUR AMENDMENT TO OUR ARTICLES OF INCORPORATION

(PROPOSAL NO. 2 ON PROXY CARD)

Summary

We are asking shareholders to approve an amendment to our Articles of Incorporation to increase the total number of authorized shares of our Common Stock from 60,000,000 shares to 125,000,000 shares.  The additional Common Stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding Common Stock.  The number of authorized shares of our preferred stock will not be affected by this amendment and the number of authorized shares of our preferred stock will be maintained at 5,000,000.

The Board believes that it is necessary to increase the authorized number of shares of our Common Stock in order to ensure that we will have a sufficient number of shares of Common Stock available in order to provide the Company with additional flexibility in connection with the execution of its longer-term growth plan and for other corporate purposes, including potential stock splits and stock dividends.  Other than increasing the number of authorized Common Shares from 60,000,000 to 125,000,000, the proposed amendment does not change our Articles of Incorporation.

On January 7, 2010, we filed a shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (“SEC”) and the statement was declared effective by the SEC on January 28, 2010.  This registration statement permits us to raise capital from time to time through the offer and sale of various types of securities not to exceed an aggregate value of $75 million.  Although we do not have any immediate intentions or commitments to sell any securities pursuant to this registration statement, most of the types of securities we would offer and sell pursuant to this registration statement would consist of shares of our Common Stock or other securities convertible into or exchangeable for shares of our Common Stock.  Without additional authorized shares of Common Stock, it could be difficult for us to raise the capital we need to expand our operations through the offer and sale of our securities, whether pursuant to the shelf registration statement or otherwise, which could have an adverse effect on our ability to implement our national expansion plan.  In addition to any shares issuable in connection with our shelf registration statement, we also anticipate that we will need additional shares of Common Stock available to continue to award equity grants to our employees, officers, directors and consultants under our 2005 Equity Incentive Plan (which plan is discussed in greater detail in Proposal No. 3 of this Proxy Statement).  The additional shares would also be available for the declaration of stock splits, stock dividends and for any other corporate purposes.

Article III, Section A of our Articles of Incorporation currently authorizes us to issue up to 60,000,000 shares of Common Stock, no par value.  Our Common Stock is all of a single class, with equal voting, distribution, liquidation and other rights.  As of April 14, 2010, 27,013,800 shares of Common Stock were issued and outstanding.  Additionally, a total of 3,009,942 shares of our Common Stock have been reserved for issuance upon the exercise of outstanding options or conversion of restricted stock units that have been granted under our 2005 Equity Incentive Plan.  Accordingly, approximately 50% of our currently authorized Common Stock has been issued or is reserved for issuance upon exercise or conversion of existing derivative securities.

If this proposal is adopted, the additional authorized shares of Common Stock would become issuable upon the approval of the Board at such times, in such amounts, and upon such terms as the Board may determine, without further approval of the shareholders, unless such approval is expressly required by applicable law, regulatory agencies, NASDAQ or any other exchange or quotation service on which our Common Stock may then be listed.  Furthermore, current shareholders will have no preemptive rights to purchase additional shares.  Any future issuance of additional shares of Common Stock authorized pursuant to this proposal would ultimately result in dilution of existing shareholders’ equity interests.

In order to provide the Board with certainty and flexibility to undertake transactions to support our future business growth, the Board deems it is in the best interests of us and our shareholders to increase the number of authorized shares of the Company’s Common Stock.

Text of the Proposed Amendment

If this proposal is approved, we propose to amend our Articles of Incorporation by replacing Article III, Section A in its entirety as follows:

“A.	The number of shares of Common Stock authorized to be issued is one hundred twenty-five million (125,000,000), each and all of which shares shall be without par value.”

If the amendment to our Articles of Incorporation is adopted, it will become effective upon filing of the amendment to our Articles of Incorporation with the Secretary of State of the State of California.

Vote Required and Board of Directors’ Recommendation

Approval of the amendment to our Articles of Incorporation requires the affirmative vote of a majority of our outstanding shares of Common Stock, either in person or by proxy at the shareholder meeting.  Abstentions and “broker non-votes” will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION AND APPROVAL OF THE AMENDMENT

TO OUR ARTICLES OF INCORPORATION.

RATIFICATION AND APPROVAL OF

OUR 2005 EQUITY INCENTIVE PLAN, AS AMENDED

(PROPOSAL NO. 3 ON PROXY CARD)

General

At the Annual Meeting, our shareholders will be asked to consider a proposal to ratify and approve the BJ’s Restaurants, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), including amendments to increase the authorized number of shares of our Common Stock reserved thereunder by 1,200,000 shares.  The 2005 Plan is a broad-based plan in which all of our employees (including restaurant general managers and executive kitchen managers), officers, directors and consultants are eligible to participate, with all such participation determined by the Compensation Committee of the Board of Directors.  The Compensation Committee is comprised entirely of independent directors.  The Board has long believed that employee ownership in the Company serves the best interest of all shareholders, by promoting a focus on long-term increases in shareholder value.  The purpose of the 2005 Plan is to further the growth and success of our business and attract and retain the most talented employees, officers, directors and consultants by aligning the long-term interest of such persons with those of the shareholders through equity-based compensation and by providing rewards for exceptional performance and long-term incentives for future contributions to our success.  The 2005 Equity Incentive Plan continues to support this purpose, by increasing the flexibility we have in awarding equity-based compensation that meets this ongoing objective while aligning compensation with shareholder value.

The 2005 Plan provides us with flexibility to design stock and performance based incentives for our restaurant managers and brewery and field supervision and key corporate employees who hold managerial positions for our Company.  While there are many important resources required for us to execute successfully our national expansion plan, the most critical resource is the availability of highly qualified and experienced employees at all levels of our organization and, in particular, restaurant managers.  As a result, beginning in 2007, all of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operations, area vice presidents and certain brewery operations positions became eligible to receive restricted stock units in accordance with our Gold Standard Stock Ownership Program under our 2005 Plan.  Vesting in the Gold Standard Stock Ownership Program is dependent upon the employees extended service with us in their respective positions and their achievement of certain agreed-upon performance objectives during a service period (generally 5 years).  The Board believes this program helps differentiate us from many of our peer casual dining companies with respect to recruitment, motivation and retention of our key operational employees.  As a result, we have consistently been a leader in casual dining segment comparable restaurant sales over the last several years and have generally experienced a higher restaurant management retention rate than our industry peer group.  Therefore, the Board believes that the availability to grant equity awards under the 2005 Plan is critical to our continued success of opening additional restaurants and gradually attaining our strategic goal to operate at least 300 restaurant locations domestically.

The 2005 Plan was originally adopted by our Board on May 19, 2005 and was ratified and approved by our shareholders at our 2005 Annual Meeting.  In connection with the adoption of the 2005 Plan, the Board amended the 1996 Stock Option Plan (the “Existing Plan”) to provide that no additional awards may be granted under the Existing Plan subsequent to approval of the 2005 Plan by the shareholders.  At the time of the initial approval of the 2005 Plan by shareholders, the number of shares of Common Stock available for awards under the 2005 Plan consisted of (i) 3,500,000 newly authorized shares, (ii) an aggregate of 82,887 shares that were available for grant under the Existing Plan but which were not the subject of outstanding options or other awards (“Available Shares”) at the time the 2005 Plan was approved, plus (iii) the number of shares that were subject to outstanding options granted under the Existing Plan (“Prior Outstanding Options”) to the extent that such Prior Outstanding Options expire, are forfeited, cancelled or terminate for any reason without being exercised in full.

Amendment of the 2005 Plan

On April 19, 2010, our Board amended the 2005 Plan, subject to approval of shareholders at the Annual Meeting, to increase the number of shares authorized for issuance under the 2005 Plan by 1,200,000 shares, to change the fungible ratio on restricted stock units (RSUs) from 2:1 to 1.5:1 and to extend the term of the 2005 Plan to the tenth anniversary of the date the shareholders approve this version of the 2005 Plan.

Reasons for Amendment of the Equity Incentive Plan

The Board of Directors believes broad-based equity compensation is an essential and long-standing element of our culture and success.  It continues to be a critical element to attract and retain the most talented employees, officers and directors available to execute BJ’s national growth strategy.  Since the adoption of the 2005 Plan at our 2005 Annual Meeting of Shareholders, we have granted equity-based compensation to management-level employees at all levels of our organization.  However, as discussed elsewhere in this Proxy Statement, commencing in 2007, we expanded our use of the 2005 Plan by implementing our Gold Standard Stock Ownership Program under the 2005 Plan in which restaurant general managers, executive kitchen managers, regional kitchen operations managers, along with area supervision and certain brewery operations positions are granted restricted stock units in exchange for their achievement of certain agreed upon performance objectives during a service period.  The increase in the number of authorized shares under the 2005 Plan is intended to assure that we will have sufficient shares available to continue our Gold Standard Stock Ownership Program as well as to continue to attract and retain the most talented employees, officers and directors.

The Board believes that the current number of shares available under the 2005 Plan may, depending on our stock price, be insufficient for us to grant awards beyond the next year.  The Board believes that amending the 2005 Plan to increase the number of shares available thereunder by 1,200,000 should provide us with sufficient shares to continue to grant awards under the plan for the next three years, again depending on the price of our Common Stock over that period.  Although the increase in the number of shares available for grant under the 2005 Plan, and the granting of additional equity awards as a result of this increase, will be dilutive to our existing shareholders, the Board believes that the dilutive effect of the 2005 Plan is consistent with the dilutive effect of comparable plans adopted by other companies in our peer group.

In addition to the proposed amendment to the 2005 Plan to increase the number of available shares thereunder, the Board also amended the 2005 Plan, subject to shareholder approval, to change the fungible ratio on restricted stock units from 2:1 to 1.5:1.  Under the current version of the 2005 Plan, the aggregate number of shares of Common Stock that may be issued under the 2005 Plan is reduced by two for each share delivered in settlement of any award of restricted stock, restricted stock unit, stock appreciation rights (“SARs”), performance shares or performance units and one share for each share delivered in settlement of an option.  The Board believes that adjusting this fungible ratio from 2:1 to 1.5:1 would better conform the underlying value of shares delivered upon the exercise of options granted under the 2005 Plan with shares delivered in settlement of restricted stock, restricted stock units, stock appreciation rights, performance shares or performance units.  Based on an analysis performed by Mercer Consulting, the fair market value of the options we have awarded over the past three years represented approximately 70% of the then current market price of our underlying Common Stock at the date of grant.  For example, based on these historical averages, if the last quoted market price of our Common Stock on the date an option was granted was $20.00, an option granted on that date would have a fair market value on the date of grant of approximately $14.00.  Additionally, the expected volatility factor used in determining the fair value for stock options granted in fiscal 2009 was 80.20%.  The 2010 RiskMetrics Group U.S. Proxy Voting Guidelines Summary suggests that companies with a stock price volatility of 54.6% or higher that grant both full value awards and stock options to their participants use a fungible ratio of 1.5:1.  The adjustment of the fungible ratio from 2:1 to 1.5:1 is intended to simply conform our historical option valuation methodology with the other types of equity awards granted under the 2005 Plan while still complying with the applicable RiskMetrics proxy voting guidelines.

The changes to the fungible ratio described above would only apply to equity awards granted under the 2005 Plan after the approval of the 2005 Plan, as amended, by the shareholders at the Annual Meeting and would have no effect on any equity awards granted under the 2005 Plan that are currently outstanding.

Summary of the 2005 Equity Incentive Plan

The following description of the material terms of the 2005 Plan is qualified in all respects by reference to the 2005 Plan as amended by the Board, subject to shareholder approval at the Annual Meeting.  The full text of the 2005 Plan, as amended, is attached to this Proxy Statement as Appendix A.

Administration

The Compensation Committee administers the 2005 Plan, with certain actions subject to the review and approval of the full Board or a panel consisting of all of the independent directors.  The Committee has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan.  In addition, the Committee has the authority to interpret the 2005 Plan and the awards granted under the 2005 Plan, and establish rules and regulations for the administration of the 2005 Plan.  The Committee may delegate the administration of the 2005 Plan to the Company’s officers, including the maintenance of records of the awards and the interpretation of the terms of the awards.

Eligible Participants

Any employee, officer, consultant or director providing services to us or to any of our subsidiaries, who is selected by the Committee, is eligible to receive awards under the 2005 Plan.  As of April 14, 2010, we had approximately 11,300 employees, all of whom were eligible to participate in the 2005 Plan.

Shares Available for Awards

The aggregate number of shares of the Common Stock that may be issued as awards under the 2005 Plan includes 710,748 shares of Common Stock plus any shares that are subject to options granted under the Existing Plan that are forfeited or expire subsequent to the effective date of the 2005 Plan.  As of April 14, 2010 there were options to purchase 3,009,942 shares of Common Stock outstanding under the Existing Plan.  If the amendments to the 2005 Plan described in this Proposal No. 3 are approved by our shareholders, then the aggregate number of shares of Common Stock which may be issued as awards under the 2005 Plan shall increase by 1,200,000 newly authorized shares.  The aggregate number of shares of Common Stock which may be granted to any one participant in any one year under the 2005 Plan is 500,000.  The Committee may adjust the aggregate number of shares reserved for issuance under the 2005 Plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan.

If any shares of Common Stock subject to any award or to which an award relates, granted under the Existing Plan or the 2005 Plan, are forfeited, become unexercisable, or if any award terminates without the delivery of any shares, the shares of Common Stock previously set aside for such awards will be available for future awards under the 2005 Plan.

The aggregate number of shares of Common Stock that may be issued under the 2005 Plan will be reduced by one and one- half for each share delivered in settlement of any award of restricted stock, restricted stock unit, stock appreciation right (“SAR”), performance shares or performance units, and one share for each share delivered in settlement of an option.

Types of Awards

The 2005 Plan permits the grant of the following awards:

•	non-qualified stock options;

•	incentive stock options;

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights;

•	performance shares; and,

•	performance units.

Awards may be granted alone, in addition to, or in combination with any other award granted under the 2005 Plan.

Stock Options.  Options granted under the 2005 Plan may be either incentive stock options or non-qualified stock options.  Incentive stock options are options which are designated as such by us and which meet certain requirements under Section 422 of the Internal Revenue Code (the “Code”) and the regulations thereunder.  Any option which does not satisfy these requirements will be treated as a non-qualified stock option.

The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price during a specified time period, all as determined by the Committee.  The option exercise price may be payable either in cash or, at the discretion of the Committee, in shares of Common Stock having a fair market value on the exercise date equal to the exercise price.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of Common Stock subject to restrictions imposed by the Committee (including for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) and subject to forfeiture to us if the holder does not satisfy certain requirements (including, for example, continued employment with us) for a specified period of time.  The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with us until such future date).

Stock Appreciation Rights (“SARs”).  Participants may be granted stand-alone SARs.  The holder of a stand-alone SAR is entitled to a distribution from us equal to the excess of the fair market value of the shares that are the subject of the SAR on the surrender date over the aggregate exercise price payable for such shares.  The holder of stand-alone SARs may receive, at the discretion of the Committee, the excess of the fair market value (on the exercise date) of the subject shares over the exercise price for such shares in the form of a cash payment or shares of Common Stock.

Performance Compensation Awards.  Participants may be granted performance compensation awards that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code of 1986, as amended.  Such awards may take the form of performance shares or performance units and will be subject to the attainment of performance goals relating to the performance criteria selected by the Committee.  Performance goals must be based solely on one or more of the following business criteria: (i) cash flow; (ii) earnings per share, including earnings per share as adjusted (a) to exclude the impact of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges and (3) accounting changes (including but not limited to any accounting changes that require the expensing of stock options and any accounting changes we adopt); and (b) for any stock split, stock dividend or other recapitalization; (iii) earnings before interest, taxes, and amortization; (iv) return on equity; (v) total shareholder return; (vi) share price performance; (vii) return on capital;

(viii) return on assets or net assets; (ix) revenue; (x) income; (xi) operating income; (xii) operating profit; (xiii) profit margin; (xiv) return on operating revenue; (xv) return on invested capital; (xvi) market price; (xvii) brand recognition/acceptance; (xviii) customer satisfaction; (xix) productivity; or (xx) sales growth and volume.  Performance goals with respect to a given award will be determined by the Board or Committee prior to expiration of the first 90 days of any performance period (or, if shorter, the maximum period permitted under Section 162(m) of the Code).

Performance shares are performance compensation awards that are denominated in terms of a specified number of shares of Common Stock, which shares or their future cash equivalent (or a combination of both) may be paid to the Participant upon achievement of applicable performance goals during a specified performance period established by the Committee.  Performance units are performance compensation awards that are denominated in terms of a specified dollar value that is set by the Committee (or that is determined by reference to a performance formula) which value may be paid in cash, in shares of Common Stock or in such combination as the Committee may determine, upon achievement of applicable performance goals during a specified performance period established by the Committee.

Certain Terms and Conditions of Awards

Change of Control.  In the event of a Change of Control (as defined in the 2005 Plan), subject to certain limitations and restrictions as more fully described in the 2005 Plan,

•

options and SARs may become fully vested and immediately exercisable for the greater of the time period specified in the original option or SAR award (but subject to termination upon termination of service with us) or one year following the date of the Change of Control;

•	restriction periods and restrictions imposed on restricted stock or restricted stock units and performance-based awards may lapse; and,

•

restrictions and limitations and other conditions applicable to other awards may lapse, and the awards may become free of restrictions, limitations or conditions and become fully vested and transferable.

Generally, accelerated vesting or lapse of restrictions on awards held by an employee will occur only if an employee’s employment is terminated without cause or by the employee for good reason within a year after a Change in Control, the acquiring company does not assume outstanding awards or substitute equivalent awards or other conditions in the 2005 Plan are satisfied.

Termination of Employment.  Vested awards granted under the 2005 Plan will expire, terminate, or otherwise be forfeited as follows:

•

three (3) months after the effective date of termination of a participant other than a non-employee director (in which case the date will be six months following the date such non-employee director ceases to be a director), including voluntary termination by the participant, other than in the circumstances described below;

•	upon termination of a participant for misconduct (as defined in the 2005 Plan);

•	twelve (12) months after the date on which a participant, other than a non-employee director, suffers total or permanent disability (as defined in the 2005 Plan); or

•	twelve (12) months after the death of a participant.

Duration, Termination and Amendment.  The 2005 Plan will terminate the tenth anniversary of shareholder approval of the Plan, unless terminated by the Board or the Committee earlier, or extended by an amendment approved by our shareholders.  No awards may be made after the termination date.  However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board, and the Committee, may generally amend or terminate the 2005 Plan as determined to be advisable.  Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of NASDAQ, or rules of the Securities and Exchange Commission.  The Board or the Committee has specific authority to amend the 2005 Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the 2005 Plan or any award agreement.

Prohibition on Repricing Awards.  Without the approval of the Company’s shareholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price.

Transferability of Awards.  Unless otherwise provided by the Committee, awards under the 2005 Plan may only be transferred by will or the laws of descent and distribution.  The Committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

Automatic Grants for Non-Employee Directors

The 2005 Plan provides that each non-employee director (an “Eligible Director”) receive, as an initial grant, on the date that the person becomes an Eligible Director, a non-qualified stock option to purchase 25,000 shares of Common Stock, which shall become exercisable as to 12,500 shares on or after the first anniversary date of the grant of such option and as to the remaining 12,500 shares on or after the second anniversary date of the grant of such option.  In addition, after the initial option grant, the 2005 Plan originally provided that each Eligible Director automatically receives, on January 15 of each year, an additional non-qualified stock option for that number of shares of Common Stock that shall result in an option value of $30,000 based on the Black-Scholes method of option valuation; provided that a director will not receive an additional annual grant on the first January 15 date that occurs after the initial grant unless the initial grant date is at least 270 days after the first January 15 date that occurs after the initial grant.  Commencing in 2008, the value of the annual option grant to Eligible Directors was increased from $30,000 to $40,000.  Each additional non-qualified stock option granted to Eligible Directors shall become exercisable as to one-third (1/3) of the total number of shares covered thereby on or after the first anniversary date of the grant of such option, and an additional one-third (1/3) of such total number of shares on or after each consecutive anniversary date thereafter until the option has become exercisable as to all of such total number of shares.  However, if an Eligible Director dies or retires from the Board after at least six years of continuous service, any unvested options or other awards held by the Eligible Director shall become fully vested as of the date of death or retirement.  In addition to the foregoing option grants, each non-employee director may receive other types of award grants under the 2005 Plan at the discretion of the Board and Compensation Committee; provided, however, that non-employee directors are not eligible to receive incentive stock options.

Each non-qualified stock option granted to Eligible Directors pursuant to the automatic grant provisions will have an exercise price equal to 100% of the fair market value of a share of Common Stock on the grant date and shall expire upon the earliest of: (i) ten years from the date the option was granted, (ii) the termination of the Plan, and (iii) six months after the date on which the person ceases to be any of a director, consultant or employee of the Company and its subsidiaries, except that if the cessation of services was caused by the person’s death or disability, the expiration of one year after the cessation of such services.

Federal Income Tax Consequences

The federal income tax consequences of awards under the 2005 Plan to us and our employees, officers, directors and consultants are complex and subject to change.  The following discussion is only a summary of the general rules applicable to the 2005 Plan.  Recipients of awards under the 2005 Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Non-qualified Options.  Under current federal income tax law, the grant of a non-qualified option under the 2005 Plan will have no federal income tax consequences to us or the optionee (unless the options are publicly traded).  Generally, upon exercise of a non-qualified stock option granted under the 2005 Plan, the excess of the fair market value of the stock at the date of exercise over the option price (the “Spread”) is taxable to the optionee as ordinary income and is subject to withholding.  All such amounts taxable to an employee are deductible by us as compensation expense.  The deduction will be allowed for our taxable year which includes the end of the taxable year in which the optionee includes an amount in income.

Code Section 162(m) generally denies a tax deduction to any publicly held corporation for compensation that exceeds one million dollars paid to certain senior executives in a taxable year, subject to an exception for “performance based compensation” as defined in the Code and subject to certain transition provisions.  We have structured the 2005 Plan and intend to structure any stock option grants to senior executive officers who may be subject to Code Section 162(m) in a manner that is intended to satisfy the performance-based compensation exception.  However, we reserve the authority to award non-deductible compensation as we deem appropriate.  In addition, notwithstanding our efforts, ambiguities and uncertainties regarding the application and interpretation of Code Section 162(m) make it impossible to provide assurance that performance-based compensation will, in fact, satisfy the requirements for deductibility under Code Section 162(m).  Thus, Code Section 162(m) could limit the deductibility of compensation related to the exercise of options granted under the 2005 Plan.

Generally, the shares received on exercise of an option under the 2005 Plan are not subject to restrictions on transfer or risks of forfeiture and, therefore, the optionee will recognize income on the date of exercise of a non-qualified stock option.  However, if the optionee is subject to Section 16(b) of the Exchange Act, the Section 16(b) restriction will be considered a substantial risk of forfeiture for tax purposes.  Under current law, employees who are either our directors or officers will be subject to restrictions under Section 16(b) of the Exchange Act during their term of service and for up to six months after termination of such service.  SEC Rule 16b-3 provides an exemption from the restrictions of Section 16(b) for the grant of derivative securities, such as stock options, under qualifying plans.  Because the 2005 Plan satisfies the requirements for exemption under SEC Rule 16b-3, the grant of options will not be considered a purchase and the exercise of the options to acquire the underlying shares of Common Stock will not be considered a purchase or a sale.  Thus, ordinary income will be recognized and the Spread will be measured on the date of exercise.

The taxable income resulting from the exercise of a non-qualified stock option will constitute wages subject to withholding and we will be required to make whatever arrangements are necessary to ensure that funds equaling the amount of tax required to be withheld are available for payment, including the deduction of required withholding amounts from the optionee’s other compensation and requiring payment of withholding amounts as part of the exercise price.  The tax basis for the Common Stock acquired is the option price plus the taxable income recognized.  An optionee will recognize gain or loss on the subsequent sale of shares acquired upon exercise of a non-qualified stock option in an amount equal to the difference between the amount realized and the tax basis of such shares.  Such gain or loss will be long-term or short-term capital gain or loss, depending upon whether the shares have been held for more than one year.

Incentive Stock Options.  There will be no federal income tax consequences to us or the employee as a result of the grant of an incentive stock option.  The optionee also will not recognize income when the incentive stock option is exercised (subject to the alternative minimum tax rules discussed below).  Generally, we receive no deduction at the time of exercise.

In the event of a disposition of shares acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the employee has held the shares.  If the employee does not dispose of the shares within two years after the incentive stock option was granted, or within one year after the incentive stock option was exercised and shares were purchased, then the employee must recognize only a long-term capital gain or loss.  We are not entitled to any deduction under these circumstances.

If the optionee fails to satisfy either of the foregoing holding periods, then he or she must recognize ordinary income in the year of disposition (referred to as a “disqualifying disposition”).  The amount of such ordinary income generally is determined under the rules applicable to non-qualified options (see above) based on the Spread at the date of exercise.  However, such ordinary income will in no event exceed the amount of the gain realized on the sale, provided that the disposition involves an arm’s-length sale or exchange with an unrelated party.  Any gain in excess of the amount taxed as ordinary income will be treated as capital gain.  In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

The Spread under an incentive stock option is treated as an adjustment in computing alternative minimum taxable income (“AMTI”) for the year of exercise.  As a result, the Spread on an incentive stock option will be included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an optionee.  A subsequent disqualifying disposition of shares acquired upon exercise of an incentive stock option will eliminate the AMTI adjustment if the disposition occurs in the same taxable year as the exercise.  A disqualifying disposition in a subsequent taxable year will not affect the alternative minimum tax computation in the earlier year.

Payment of Option Exercise Price in Shares.  To the extent an optionee pays all or part of the option exercise price of a non-qualified stock option by tendering shares of Common Stock owned by the optionee, the tax consequences described above apply except that the number of shares of Common Stock received upon such exercise which is equal to the number of shares surrendered in payment of the option price will have the same tax basis and holding periods as the shares surrendered.  The additional shares of Common Stock received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the day following the date of recognition of such income.  Under Treasury regulations, if an optionee exercises an incentive stock option by tendering shares of Common Stock previously acquired by the exercise of an incentive stock option that have not satisfied statutory holding period requirements, a disqualifying disposition will occur and the optionee will recognize income and be subject to other basis allocation and holding period requirements.

Restricted Stock Awards.  Stock granted under the 2005 Plan may, in the determination of the Committee, be subject to rights of repurchase and other transfer restrictions.  The tax consequences of stock granted under the 2005 Plan depends on whether the stock is subject to restrictions and if so, whether the restrictions are deemed to create a “substantial risk of forfeiture” under Code Section 83 (for example, stock granted under the 2005 Plan which is subject to our right to repurchase the stock at a price that is less than fair market value which right lapses over a period of continued employment is considered a “substantial risk of forfeiture” under Code Section 83).

If stock is not subject to a “substantial risk of forfeiture,” the recipient normally will recognize taxable ordinary income equal to the value of the stock in the year in which the stock is granted less the amount paid for that stock.  If the stock is subject to a “substantial risk of forfeiture,” the recipient normally will recognize taxable ordinary income as and when the “substantial risk of forfeiture” lapses in the amount of the fair market value of the shares no longer subject to the “substantial risk of forfeiture” less the amount paid for the stock.  Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon grant or vesting of the stock.  The gain or loss will be long or short-term depending on how long the recipient held the stock.  In general, the holding period for the stock commences when the stock is no longer subject to a substantial risk of forfeiture.

A recipient of stock subject to a “substantial risk of forfeiture” may make an election under Code Section 83(b) to recognize ordinary income in the year the recipient purchases the restricted stock, rather than waiting until the “substantial risk of forfeiture” lapses.  If the stock recipient makes a Section 83(b) election, the recipient will be required to recognize as ordinary income in the year the recipient purchases the stock the difference, if any, between the fair market value of the stock on the purchase date and the purchase price paid.  If the stock recipient makes a Section 83(b) election, the recipient will not be required to recognize any income when the “substantial risk of forfeiture lapses.”

Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized.  Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the stock recipient.

Stock Appreciation Rights.  Generally, the recipient of a SAR will not recognize any taxable income at the time the SAR is granted.  With respect to stand-alone SARs, if the holder receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received.  If the holder receives the appreciation inherent in the stand-alone SARs in stock, the holder will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the holder for the stock.

The income recognized by the holder of a stand-alone SAR will generally be subject to U.S. income tax withholding and employment taxes.

In general, we will not be entitled to a federal income tax deduction upon the grant or termination of stand-alone SARs.  However, upon the exercise of a stand-alone SAR, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Performance Compensation Awards.  Generally, the recipient of a performance compensation award will not recognize any taxable income at the time the award is made but will generally recognize taxable income at the time the award is paid.  If the performance compensation award is payable in cash, the cash will be taxable as ordinary compensation income to the participant at the time that it is received.  If the holder receives the performance compensation award in stock, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the holder for the stock.

The income recognized by the holder of a performance compensation award will generally be subject to U.S. income tax withholding and employment taxes.

In general, we will not be entitled to a federal income tax deduction upon the grant or termination of performance compensation awards.  However, upon payment of a performance compensation award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize as a result of such payment, provided that the deduction is not otherwise disallowed under the Code.

Compliance with Section 409A of the Code.  Code Section 409A imposes requirements on non-qualified deferred compensation plans.  The requirements include the timing of elections to defer, the timing of distributions and prohibitions on the acceleration of distributions.  Failure to satisfy these requirements may result in the immediate taxation of the arrangement, the imposition of an additional 20% income tax on the participant and the possible imposition of interest and penalties on the unpaid tax.  Proposed regulations generally provide that the type of equity incentives provided under the 2005 Plan will not be considered non-qualified deferred compensation.  However, some awards could be covered by Section 409A of the Code.  For example, the grant or modification of a stock option or stock appreciation right with an exercise price less than fair market value of the underlying Common Stock could constitute non-qualified deferred compensation.  In such event, the administrator normally would expect to design and administer any such award in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant.  In the event that a grant or award under the 2005 Plan is determined to constitute “non-qualified deferred compensation” that would be subject to additional tax under Section 409A of the Code, the Compensation Committee has the authority to impose such additional conditions as it deems necessary to avoid the imposition of the additional tax.

Amended 2005 Plan Benefits

Because awards under the 2005 Plan are discretionary, it is not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the 2005 Plan.  As of the Record Date, options to purchase an aggregate of 2,389,891 shares of Common Stock at a weighted average exercise price of $16.12 per share were outstanding under the 2005 Plan, 620,051 shares were subject to restricted stock grants and 710,748 shares were available for grant.  If the shareholders approve amendments to the 2005 Plan contemplated by this proposal, the aggregate number of shares which may be issued under the 2005 Plan shall increase by 1,200,000 newly authorized shares.

Vote Required

Ratification and approval of the 2005 Plan, as amended, requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE BJ’S RESTAURANTS, INC. 2005 EQUITY INCENTIVE PLAN, AS AMENDED.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 4 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year ending December 28, 2010, and the Board is recommending shareholders ratify that appointment at the Annual Meeting.  Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries and does not have, and has not had at any time, any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.  Neither BJ’s nor any of our officers or directors has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of Ernst & Young LLP to the shareholders for ratification.  In the event that this appointment of Ernst & Young LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of an independent registered public accounting firm for future periods.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 29, 2009 (fiscal 2009) and December 30, 2008 (fiscal 2008) by our independent auditor, Ernst & Young LLP:

	2009	2008
Audit Fees (1)	$364,500	$365,500
Audit Related Fees	—	—
Tax Fees (2)	$5,034	—
All Other Fees	—	—

(1)	These amounts represent fees of Ernst & Young LLP for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

(2)	Consists of fees payable in connection with the preparation and filing of IRS Form 3115, relating to changes in methods of accounting for tax reporting purposes.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services.  The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees.  All the fees for fiscal 2009 and 2008 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 14, 2010 by: (a) each of our directors, (b) each executive officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group and (d) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock.  Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned (1)
Name and Address (2)	Number of Shares (3)		Percentage of Class (3)
The Jacmar Companies	4,148,976	(4)	15.36%
William H. Tilley c/o The Jacmar Company 2200 W. Valley Boulevard Alhambra, CA 91803

FMR LLC	3,961,964	(5)	14.67%

82 Devonshire Street Boston, MA 02109

Eagle Asset Management, Inc.	2,161,528	(6)	8.00%
880 Carillon Parkway St. Petersburg, FL 33716

BlackRock, Inc.	1,851,180	(7)	6.85%

40 East 52nd Street New York, NY 10022

Morgan Stanley	1,804,359	(8)	6.68%
1585 Broadway New York, NY 10036

Gerald W. Deitchle	396,093	(9)	1.45%

James A. Dal Pozzo	4,225,568	(10)	15.62%

Shann M. Brassfield	113,857	(11)	*

John F. Grundhofer	85,268	(12)	*

J. Roger King	80,818	(13)	*

Larry D. Bouts	109,499	(14)	*

Peter A. Bassi	59,499	(15)	*

William J. Hyde, Jr.	-0-	(16)	*

Gregory S. Levin	108,349	(17)	*

Gregory S. Lynds	74,638	(18)	*

Wayne L. Jones	10,230	(19)	*

Matthew J. Kimble	5,000	(20)	*

All directors and executive officers as a group (16 persons)	5,566,736	(21)	19.85%

*	Less than 1%

(1)	The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)	Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. Does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the date hereof.

(4)	Consists of 2,624,129 shares held of record by The Jacmar Companies, 1,384,621 shares held by the William H. Tilley Trust, 15,000 shares held by the William Tilley SEP IRA, 76,000 shares held by The William Tilley Family Foundation and 49,226 shares held by Tilley family members and affiliates. The Jacmar Companies are controlled by William H. Tilley whose address is the same as that of the Jacmar Companies. See “Certain Relationships and Related Transactions.”

(5)	Based solely on a Schedule 13G filed on February 12, 2010, it is our belief that FMR LLC beneficially owned the number of shares indicated as of December 31, 2009 as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including Fidelity Growth Company Fund, which owned 2,674,364 of the shares beneficially owned by FMR LLC as of December 31, 2009.

(6)	Based solely on a Schedule 13G/A filed on January 26, 2010, it is our belief that Eagle Asset Management, Inc., a Florida corporation, is the beneficial owner of the shares in question as of December 31, 2009.

(7)	Based solely on a Schedule 13G filed on January 29, 2010, it is our belief that BlackRock, Inc. beneficially owned the number of shares indicated as of December 31, 2009.

(8)	Based solely on a Schedule 13G/A filed on February 12, 2010, it is our belief that Morgan Stanley beneficially owned the number of shares indicated as of December 31, 2009. Morgan Stanley is the parent corporation of Morgan Stanley Investment Management, Inc., which is an investment adviser having beneficial ownership of a substantial portion of the shares in question.

(9)	Consists of 23,153 shares of Common Stock held of record by the Deitchle Family Trust, 8,000 shares of Common Stock held in Mr. Deitchle’s IRA and 364,940 shares of Common Stock purchasable upon exercise of options.

(10)	Consists of 2,624,129 shares held of record by The Jacmar Companies, 46,324 shares held by Mr. Dal Pozzo, 76,000 shares held by The William Tilley Family Foundation (of which Mr. Dal Pozzo is Secretary and a Director), 1,433,847 shares held by various Tilley family trusts (of which Mr. Dal Pozzo is co-trustee) and 45,268 shares of Common Stock purchasable upon exercise of options. Mr. Dal Pozzo is an executive officer and director of The Jacmar Companies. See “Certain Relationships and Related Transactions.”

(11)	Consists of 102,300 shares held of record by the Shann M. Brassfield Revocable Trust, 8,402 shares of Common Stock of which Mr. Shann Brassfield is the beneficial owner and 3,155 shares of Common Stock purchasable upon exercise of options. Mr. Brassfield is an executive officer and director of Golden Resorts, Inc., which is controlled by his father Jerry G. Brassfield.

(12)	Consists of 64,899 shares of Common Stock of which Mr. Grundhofer is the beneficial owner and 20,369 shares of Common Stock purchasable upon exercise of options.

(13)	Consists of 20,550 shares of Common Stock of which Mr. King is the beneficial owner and 60,268 shares of Common Stock purchasable upon exercise of options.

(14)	Consists of 65,000 shares of Common Stock of which Mr. Bouts is the beneficial owner and 44,499 shares of Common Stock purchasable upon exercise of options.

(15)	Consists of 15,000 shares of Common Stock of which Mr. Bassi is the beneficial owner and 44,499 shares of Common Stock purchasable upon exercise of options.

(16)	Mr. Hyde joined the board of directors in September 2009 and owns none of our Common Stock and no exercisable options.

(17)	Consists of 9,210 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 99,139 shares of Common Stock. See “Compensation Discussion and Analysis.”

(18)	Consists of 5,006 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 69,632 shares of Common Stock. See “Compensation Discussion and Analysis.”

(19)	Consists of options exercisable for up to 10,230 shares of Common Stock. See “Compensation Discussion and Analysis.”

(20)	Consists of options exercisable for up to 5,000 shares of Common Stock. See “Compensation Discussion and Analysis.”

(21)	Includes 1,028,353 shares of Common Stock issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy.  The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.  The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”) and outside directors as defined under Section 162(m) of the Internal Revenue Code (“Code”).  The Compensation Committee reviews the performance of our officers and key employees and reports to the Board of Directors.  In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key employees.  However, the basic compensation arrangement for Mr. Deitchle is established under an employment agreement approved by the Compensation Committee and the Board of Directors and is described in the section entitled “Compensation of the Chief Executive Officer” in this Proxy Statement.  The Compensation Committee also makes recommendations regarding equity awards to executive officers and other employees pursuant to our equity compensation plans, including our 2005 Equity Incentive Plan.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above.  The Compensation Committee periodically reviews and revises the charter.  In addition, the Compensation Committee regularly receives reports and recommendations from management and, as appropriate, consults with legal, accounting or other advisors in accordance with the authority granted to the Compensation Committee in its charter.

Four independent directors, J. Roger King, Shann M. Brassfield, Peter A. Bassi and William L. Hyde, Jr., currently serve on the Compensation Committee.  Messrs. King, Brassfield and Bassi served as Compensation Committee members during all of fiscal 2009 and Mr. Hyde joined the Compensation Committee at the time he was appointed to our Board in September 2009.  Mr. King is the Chairman of the Compensation Committee.  Each member of the Compensation Committee meets the independence requirements specified by the applicable rules of the SEC and the NASDAQ and by Section 162(m) of the Code, as determined annually by the Board.  The Chairman of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Executive Officers

The named executive officers of the Company held the following positions as of April 14, 2010:

Name	Position	Age
Gerald W. Deitchle	Chairman of the Board, President and Chief Executive Officer	58
Gregory S. Levin	Executive Vice President, Chief Financial Officer and Secretary	42
Gregory S. Lynds	Executive Vice President and Chief Development Officer	48
Wayne L. Jones	Executive Vice President and Chief Restaurant Operations Officer	50
Matthew J. Kimble	Chief Human Resources Officer	58

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final decisions regarding the compensation of executive officers, including base salaries, and cash-based and equity-based incentive compensation programs.  The Compensation Committee and the Chief Executive Officer annually review the performance of the other executive officers.  This annual review is based on the individual performance objectives established annually for each executive officer as well as the Chief Executive Officer’s perspective on the performance of each executive officer.  Any recommendations or conclusions made by the Chief Executive Officer based on the executive officer’s annual review, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or rewards.  The Compensation Committee annually reviews the performance of the Chief Executive Officer.

Overview of Compensation Philosophy and Program

The Compensation Committee believes that executive compensation should be closely aligned with our performance on both a short-term and a long-term basis.  In addition, the Compensation Committee believes that compensation should be designed to assist us in attracting and retaining management personnel that are critical to our long-term success.  To that end, the Compensation Committee believes that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive bonuses, which are dependent on our annual consolidated financial performance and, for most executives, their individual performance; and,

•

long-term incentive compensation in the form of stock options, restricted stock units or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

The Compensation Committee considers a variety of factors when it establishes the amount of total compensation to award to executive officers each year.  Among these factors are:

•	the amount of total compensation paid to our executives compared to amounts paid to similar executives at targeted peer group companies both for the prior year and over a multi-year period;

•	the value of equity-based compensation awarded in prior years;

•	internal pay equity considerations; and,

•	broad trends in executive compensation generally and within the restaurant industry.

Determining Executive Compensation

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve our business goals and reward them for achieving these goals.  The Compensation Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers.  The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in December of each year.  Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to finalize the most recently completed fiscal year’s annual incentive calculations for executives and other applicable employees.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash bonus and equity awards for the current year and on a cumulative basis.  The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes.  Additionally, the Compensation Committee routinely uses third party human resource and compensation consulting firms, as well as compares executive compensation levels and practices for executives holding comparable positions at targeted comparator group companies, to aid the Compensation Committee in setting compensation at competitive levels.  For fiscal 2009 executive compensation, the Compensation Committee used Semler Brossy Consulting Group, LLC to analyze the comparator group.  Generally, the Compensation Committee’s philosophy is to target annual executive compensation to executives at approximately the 50th percentile of the comparator group.  The Compensation Committee believes that targeting total compensation at approximately the 50th percentile enables us to remain competitive with our peers in attracting and retaining executive talent.  However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data.  Instead, the Compensation Committee uses this information and the executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives and their overall leadership qualities, in determining the executive’s compensation.  The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to us in determining executive compensation rather than relying solely on specific peer group targets.

The Compensation Committee did not undergo an analysis of the comparable companies in establishing 2010 executive compensation as a result of the extensive compensation analysis performed by Semler Brossy Consulting Group, LLC completed in the prior year.  The comparable companies used in this assessment were:

Benihana	Mortons Restaurant Group
California Pizza Kitchen	Peet’s Coffee & Tea
CEC Entertainment	PF Chang’s China Bistro
Cheesecake Factory	Red Robin Gourmet Burgers
Chipotle Mexican Grill	Ruth’s Chris Steakhouse
McCormick & Schmicks Seafood Restaurants	Texas Roadhouse

The Compensation Committee believes that the above peer group represents the optimal cross-section of companies for which we compete for talent or which are similar to us in size and business focus.  For example California Pizza Kitchen and Cheesecake Factory are both Southern California companies and therefore compete directly with us for executive talent, while the other companies listed are similar in size from a restaurant or revenue perspective or are considered high-growth restaurant concepts in which we compete for talent.  Because our management team, as well as the institutional investment community, generally assess our performance by reference to other companies in our industry, the Compensation Committee believes that setting compensation by reference to that same group would allow for the most meaningful comparisons of our actual performance against our peers, and therefore would enable the Compensation Committee to best structure compensation packages for our executive officers in a manner rewarding superior operating performance and the creation of shareholder value.

A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above.  There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  The Compensation Committee gathers and reviews data from either Mercer Human Resource Consulting (fiscal 2008) or Semler Brossy Consulting Group, LLC (fiscal 2009) as well as relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation.  Income from such incentive compensation is realized as a result of our performance or the individual, depending on the type of award, compared to established goals.

The results of Semler’s assessment indicated that Mr. Deitchle’s total compensation was near the 25th percentile for comparable companies surveyed.  For Messrs. Levin, Lynds, Jones and Kimble base pay was in the 25th to 50th percentile for comparable companies surveyed at that time.

In addition to Mercer Human Resource Consulting and Semler Brossy Consulting Group, the Compensation Committee also engaged the Hay Group to advise them in connection with the negotiation of Mr. Deitchle’s new employment agreement for fiscal 2010 (discussed elsewhere in this Proxy Statement).  Specifically, the Hay Group was hired to advise the Compensation Committee with respect to the reasonableness of Mr. Deitchle’s compensation under his new employment agreement when compared to general restaurant industry standards.

Elements of Executive Compensation

Base Salary.  Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities.  Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay, both of the executive in question and other similarly situated executives, and the comparative group companies’ base salary levels.  For fiscal 2010, the Compensation Committee elected to provide its executive officers with modest increases in their base salaries over the amounts paid in fiscal 2009 to maintain the competitiveness of the their total compensation.

Annual Incentive Bonus.  Each executive officer participates in our annual Performance Incentive Plan (“PIP”).  Annual bonuses under the PIP are generally determined based on a percentage of each officer’s base salary, which for 2009, ranged from 35% to 65%.  The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards under the PIP.  For fiscal 2009, the principal objective performance measure used by the Compensation Committee for the purposes of the PIP was consolidated income before interest income/expense, certain non-recurring charges and income taxes.  The Compensation Committee decided to exclude interest income/expense in the 2009 target due to the volatility of the financial markets which can have an uncontrollable impact on our interest income/expense.  Additionally, the Compensation Committee determined to exclude the impact of certain pre-tax charges related to the legal settlement and disposal of the Company’s auction rate securities investment portfolio.  As such, the Compensation Committee believes that adjusted consolidated income before interest and income taxes give a more definitive target that is largely within management’s ability to influence and control.  In addition to the formula-based PIP, the Compensation Committee may exercise its discretion to modify an annual incentive bonus for any executive based on other performance factors.

Under the fiscal 2009 PIP, 67% of the executives’ incentive bonus (other than for the Chief Executive Officer – see “Compensation of the Chief Executive Officer”) was based on the degree of achievement of our consolidated pre-tax income target, as adjusted for any non-cash charges that are noted above.  The remaining 33% of the 2009 PIP incentive bonus was based on each executive’s achievement of certain agreed-upon individual performance objectives.  For example, if the executive’s base salary was $100,000 and his/her total PIP incentive bonus was 25% of base salary (or $25,000), then 67% of the $25,000 total bonus (or $16,750) would be driven by the degree of achievement of the consolidated income before interest and income taxes target, and 33% of the $25,000 total bonus (or $8,250) would be driven by the degree of achievement of individual performance objectives.  The specific individual performance objectives established for each executive officer takes into account certain factors including the contributions of these officers to the success of our key strategic initiatives, as well as each officer’s personal development.  These individual performance objectives usually change each year based on the strategic initiatives for the year and other factors.

Our targeted consolidated income before interest and income taxes for fiscal 2009, as adjusted for the aforementioned non-cash charges, was $18.9 million.  The 2009 PIP also provided for a sliding scale of potential incentive award percentages, depending on the executive level within the Company, starting with a required minimum performance threshold of at least 80% of target for any incentive to be earned under this section of the PIP and capping at 150% of target achievement.  For fiscal 2009, our actual consolidated pre-tax income, as adjusted, was $19.7 million or approximately 104% of target.  Because we achieved 104% of our target, under our sliding scale calculation we paid bonuses representing 108% to 140% of the target amount for this section of the PIP.

The remaining 33% of the 2009 PIP incentive bonus is based on individual performance goals, except for Mr. Deitchle, whose entire fiscal 2009 PIP incentive bonus was based on consolidated income before interest and income taxes because he is responsible for the financial performance of the entire Company.  We believe individual bonus goals for certain executives are appropriate primarily to drive individual performance against strategic corporate initiatives.  These individual goals are determined annually in conjunction with our strategic initiatives and are presented to the Compensation Committee and Board of Directors at our annual strategic planning meeting.  For fiscal 2009, we had nine strategic initiatives in which individual performance goals were established.  These nine strategic initiatives were as follows:

•	Building sales through improved four wall productivity;

•	Building sales through merchandising and marketing;

•	Building “four-wall” restaurant profit margins through improved productivity and efficiency;

•	Delivering “Gold Standard” hospitality and service;

•	Delivering “Gold Standard” food and beer;

•	Increasing facility capacity and productivity;

•	Developing stronger talent at all levels;

•	Further transitioning and optimizing brewing operations; and,

•	Minimizing risk and improving restaurant support and communications.

At the end of the year, the Compensation Committee, with the input from the Chief Executive Officer, reviews the individual performance goals of the respective executive officers; determines which performance goals were achieved; and, determines the resulting incentive bonus earned for this component of the PIP.  The table below shows the fiscal 2009 target annual incentive bonus for each named executive officer as compared to the actual fiscal 2009 bonus payout.

Fiscal 2009 Annual Incentive Bonus Plan Target Bonus vs. Actual Payout

Name	Target Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)
Gerald W. Deitchle	65%	140%
Gregory S. Levin	45%	118%
Gregory S. Lynds	45%	127%
Wayne L. Jones	45%	103%
Matthew J. Kimble	35%	100%

The Compensation Committee approved the fiscal 2010 PIP at its December 2009 meeting.  The basic terms, conditions, structure and percentage metrics of the fiscal 2010 PIP are substantially the same as that for the 2009 PIP.

Long-Term Equity Compensation.  We design our long-term incentive compensation to drive long-term company performance, to align the interests of our executives with those of our shareholders and to retain executives through long-term vesting and wealth accumulation.  In fiscal 2009, long-term incentive compensation took the form of stock option awards and restricted stock units for executive officers based on prior year’s performance.  The Compensation Committee targeted a specific economic value for annual equity awards and then granted one half of the economic value in stock options and the other half of the economic value in restricted stock units.  The current allocation may change in the future, or may change for specific circumstances involving a given executive.  The amount of annual equity awards granted to executive officers is based on a target economic value, which is generally set at approximately the 50th percentile of comparator group companies for comparable positions.  However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate based on factors such as our prior year performance and individual executive performance.

Beginning in 2007, all of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operations, area vice presidents and certain brewery operations positions became eligible to receive restricted stock units in accordance with our Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan.  This program is designed to increase employee retention and to promote long-term wealth building based on ownership of our restricted stock units.  Ownership of restricted stock units is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed-upon performance objectives during that service period (generally 5 years).

Stock Options.  In determining the size of annual stock option grants to executive officers, the Compensation Committee bases its determinations and recommendations to the Board of Directors on such considerations as the value of total direct compensation for comparable positions in comparative group companies, company and individual performance against the strategic plan for the prior fiscal year, the number and value of stock options previously granted to the executive officer, the allocation of overall share awards attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

All stock options granted by us during fiscal 2009 were granted as non-qualified stock options with an exercise price equal to the closing price of our Common Stock on the date of grant (except for annual stock option grants which utilize the average closing price of our Common Stock for the last five trading days of the fiscal year).  Accordingly, stock options will have value only if the market price of our Common Stock increases after that date.  Stock options granted to our executive officers generally vest in five equal annual installments.  Because employees will only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our employees with an incentive to work toward increasing the long-term value of our Common Stock.

Restricted Stock and Restricted Stock Units (“RSUs”).  Restricted stock awards differ from stock options in that the primary purpose of restricted stock awards is to provide a component of equity-based compensation that, unlike stock options, has a measurable value to recipients immediately upon their grant, which we believe helps with overall retention.  Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations.

The Compensation Committee believes that restricted stock and restricted stock unit awards may also be effective in attracting, motivating and retaining high quality management talent for all levels of our organization.  Beginning in 2007, all of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operation, area vice presidents and certain brewery operations positions became eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan.  This program is a long-term wealth building program based on our RSUs that is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed upon performance objectives during that service period (generally 5 years).  We also believe our grants of RSUs will assist certain key employees with their retirement planning through the potential wealth accumulation benefits of these grants.

Executive Benefit and Perquisites.  Pursuant to his employment agreement, Mr. Deitchle is entitled to certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, use of a company automobile or automobile allowance and the right to participate in our customary executive benefit plans.  Other executive officers are entitled to receive customary vacation benefits, automobile allowances, family health insurance and the right to participate in our customary executive benefit plans.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices.  The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates.  Annual equity grants are presented and approved at the meeting of the Compensation Committee held in December of each year, before fiscal year-end earnings are released.  The regular annual equity grant date for all employees, including executive officers, is the first business day of the new fiscal year and the exercise price for the annual stock option grants is determined using the average of the closing price of our Common Stock for the last five trading days of the fiscal year.

For annual grants of restricted stock units, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares is thereafter determined by dividing the dollar amount approved by the Compensation Committee by the average of the closing market price of our Common Stock for the last five trading days of the fiscal year.

New Hire Grant Dates.  Prior to 2007, stock option grants to newly-hired employees that fall within parameters previously set by the Compensation Committee were approved by written action by the Chief Executive Officer.  Beginning in 2007, the Chief Executive Officer requested that all equity award grants to newly-hired employees be approved by the Compensation Committee prior to the new employee’s first day of employment.  These grants occur on the first day of employment as stated in the offer letters for new employees, unless the first day of employment for a new company officer is during one of our stock trading “black-out” periods, in which case the grants occur on the first trading day subsequent to the end of our “black-out” period.  The exercise price is always the closing price of our Common Stock on the date of grant.  Options granted to new employees generally vest ratably over five years.  Beginning in 2008, we also began issuing restricted stock units to our newly-hired employees.  The number of restricted stock units granted to our new employees is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant.  These restricted stock units generally vest at 20% per year or in five equal annual installments.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”).  Beginning in 2007, all of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operations, area vice presidents and certain brewery related positions became eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan.  New participants receive their grants on the first day of each month subsequent to their acceptance into the program in accordance with the GSSOP documentation.  The number of RSUs granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the closing market price of our Common Stock on the date of grant.  All RSUs under the GSSOP “cliff vest” after five years from the date of grant.

All Other Grants.  Our general practice is to issue equity grants annually or upon new employment as described above.  In those instances when equity awards occur during the year due to employee promotions or other factors, the equity awards are approved in advance by the Compensation Committee and a future grant date is selected by the Committee.  The exercise price for such awards will always be based on the closing price of our Common Stock on the date of grant.

Compensation of the Chief Executive Officer

On January 19, 2005, we announced that Gerald W. (Jerry) Deitchle had been appointed as our President and Chief Executive Officer and his employment commenced February 1, 2005.  In June 2008, Mr. Deitchle was unanimously elected to the additional post of Chairman of the Board.  Effective January 2005, we entered into a five-year employment agreement with Mr. Deitchle that ended on December 31, 2009.  That employment agreement was automatically extended for one additional year pursuant to its terms.  On April 6, 2010, we executed a new employment agreement with Mr. Deitchle that was deemed to commence on December 30, 2009 and terminates on January 4, 2013.

In May 2007, the Compensation Committee engaged Mercer Human Resource Consulting to evaluate the then-current compensation for our Chief Executive Officer (Mr. Deitchle), Chief Financial Officer (Mr. Levin) and Chief Development Officer (Mr. Lynds).  Mercer’s evaluation concluded that Mr. Deitchle’s then-current annual target cash compensation was below the 25th percentile of comparator companies (see list of peer group companies in the “Compensation, Discussion and Analysis” section).  As a result of this evaluation, and after also considering our performance compared to other similarly-situated casual dining restaurant companies, Mr. Deitchle’s annual base salary was increased to $420,000 for fiscal 2008 and subsequently to $450,000 for fiscal 2009.  Additionally, his annual PIP incentive bonus potential on a go forward basis was established at 65% of his annual base salary as determined based on the degree of the achievement of our consolidated financial performance target for each year.  For each 1% by which the targets are exceeded, Mr. Deitchle’s target bonus would be increased by 10% up to a maximum of 150% of the original incentive bonus.  Based on the latest executive compensation market assessment by Semler Brossy Consulting Group, LLC, conducted in 2009, Mr. Deitchle’s annual target cash compensation remained below the 25th percentile of peer restaurant companies.

For fiscal 2009, the Company achieved its adjusted targeted pre-tax income and accordingly, Mr. Deitchle received his annual incentive bonus based on the terms and calculation in accordance with our 2009 PIP program.

In connection with his initial employment as our Chief Executive Officer in 2005, Mr. Deitchle received an initial grant of stock options to purchase 275,000 shares of our Common Stock under our existing stock option plan, of which 100,000 options vested on the date of grant and 87,500 vested on each of the second and third anniversaries of the date of grant.  Additionally, Mr. Deitchle received a stock option grant of 25,000 shares upon joining our Board of Directors in November 2004, of which 12,500 options vested on each of the first and second anniversaries of the date of grant.  Per the amendments to Mr. Deitchle’s base salary and incentive compensation for fiscal 2008 and fiscal 2009, the Board agreed to grant Mr. Deitchle an equity award under our 2005 Equity Inventive Plan having a grant date value of $600,000 for both fiscal 2008 and fiscal 2009.  As such, effective on January 2, 2008 in accordance with our annual grant practice, Mr. Deitchle received an equity grant of 18,044 shares of our restricted stock units and options to acquire 43,453 shares of our Common Stock at an exercise price of $16.63 per share for fiscal 2008.  Additionally, effective on December 31, 2008 in accordance with our annual grant practice, Mr. Deitchle received an equity grant of 29,674 shares of our restricted stock units and options to acquire 42,796 shares of our Common Stock at an exercise price of $10.11 per share for fiscal 2009. Both the restricted stock units and the stock options granted for fiscal 2008 and fiscal 2009 vest ratably over five years from the date of grant.

Gerald W. Deitchle Employment Agreement

Effective April 6, 2010, we entered into a new employment agreement with Mr. Deitchle.  The following is a brief summary of the terms of Mr. Deitchle’s new employment agreement with us:

Term.  Effective as of December 30, 2009 through January 4, 2013.

Base Salary.  $500,000, subject to a minimum annual increase based on increases in the Consumer Price Index and otherwise at the discretion of the Compensation Committee.

Bonus Opportunity.  Annual bonus opportunity targeted at no less than 65% of his base salary.  Actual bonuses to be determined by the Board of Directors based upon performance criteria established by the Compensation Committee after consultation with Mr. Deitchle.

Additional Benefits.  Certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, family health insurance and the right to participate in our other executive benefit plans.  In addition, we agreed to pay up to $13,000 of Mr. Deitchle’s legal fees incurred in connection with negotiation and documentation of his employment agreement.

Option Grant.  On December 30, 2009, Mr. Deitchle was granted an option to acquire 232,702 shares of our Common Stock at an exercise price of $18.86 per share pursuant to the terms of the 2005 Plan.  The options vest in full on the third yearly anniversary of the date of grant and expire on the tenth yearly anniversary of the date of grant.  However, if Mr. Deitchle’s employment is terminated as a result of his death or disability, these options vest on a pro rata basis based on the portion of the three-year term completed.  In addition, if Mr. Deitchle’s employment is terminated without “Cause” (as defined in the employment agreement) or by Mr. Deitchle for “Good Reason” (as defined in the employment agreement), the options shall immediately vest in full.

Retirement Benefit.  Mr. Deitchle will receive a retirement benefit of $125,000 per year for a period of five years following his separation of service from us.  The retirement benefit will vest in full on December 30, 2012.  However, (i) if Mr. Deitchle’s employment is terminated as a result of his death or disability, his retirement benefit shall immediately vest on a pro rata basis based on the portion of the three-year term completed, (ii) if his employment is terminated without Cause or for “Good Reason,” his retirement benefit shall vest in full and (iii) if his employment is terminated prior to the December 30, 2012 for Cause or without Good Reason, Mr. Deitchle shall not be entitled to any retirement benefit.

Termination.  We may terminate Mr. Deitchle’s employment at any time.  If Mr. Deitchle dies or becomes disabled, he (or his estate) will be entitled to receive any accrued but unpaid bonus or other compensation as well as a lump sum cash payment equal to a pro rata portion (based on the percentage of days employed for the year in question) of the bonus for the year in which the termination occurs in the event that the Board of Directors reasonably and in good faith determines that Mr. Deitchle was on track to satisfy the relevant performance criteria for such bonus (the “Pro Rata Bonus”).

In the event of termination without Cause or by Mr. Deitchle for Good Reason, Mr. Deitchle shall be entitled to receive the following: (i) accrued but unpaid bonus or other compensation and, to the extent that Mr. Deitchle is not covered by any other comprehensive insurance, we will pay an amount equivalent to his COBRA payments for the remainder of the term of the employment agreement or, if less, the maximum term allowable by then applicable law, and (ii) a lump sum severance equal to 100% of the base salary and car allowance that would be due to Mr. Deitchle from the date of termination through the applicable remaining term of the employment agreement plus the Pro Rata Bonus.

Board Seat and Chairmanship.  So long as Mr. Deitchle serves as our Chief Executive Officer, he shall also be Chairman of the Board unless separation of the positions of Chairman and Chief Executive Officer is required by majority vote of shareholders or otherwise mandated by law or regulation applicable to all public companies or by the listing requirements of the exchange or trading system on which our Common Stock is listed for trading.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2009, Mr. King, Mr. Brassfield and Mr. Bassi served on the Compensation Committee. Mr. Hyde joined the Compensation Committee at the time he was appointed to our Board in September 2009. No member of the Compensation Committee was, during fiscal 2009, an officer or employee of BJ’s, a former officer of BJ’s or any of its subsidiaries or had a relationship requiring disclosure by us under Item 404 of Regulation S-K.  None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2009.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and our change in control on stock option vesting.  A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive, were presented to and reviewed by the Compensation Committee.

Tax and Accounting Implications

Section 162(m) of the Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year.  The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs.  We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of annual incentive and long-term performance awards.  However, the Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

J. Roger King, Chairman	Peter A. Bassi	Shann M. Brassfield	William L. Hyde, Jr.

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended December 29, 2009 of the current Chief Executive Officer, the current Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as of December 29, 2009, and whose salary and bonus compensation for the year ended December 29, 2009 was at least $100,000.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)*	Option Awards ($) (3)*	All Other Compensation ($)		Total ($)
Gerald W. Deitchle	2009	450,000	409,500	319,589	280,706	12,810	(4)	1,472,605
Chairman, President and Chief Executive Officer	2008	420,000	91,000	56,157	168,185	6,984	(5)	742,326
	2007	375,000	203,250	—	574,292	6,984	(5)	1,159,526

Gregory S. Levin	2009	315,000	167,811	161,550	98,387	12,810	(4)	755,558
Executive Vice President, Chief Financial Officer and Secretary	2008	300,000	40,095	32,763	204,646	12,984	(6)	590,488
	2007	275,625	103,969	—	173,365	12,984	(6)	565,943

Gregory S. Lynds	2009	287,500	164,048	107,700	98,387	9,210	(7)	666,845
Executive Vice President and Chief Development Officer	2008	275,000	29,811	23,393	172,923	9,756	(7)	510,883
	2007	250,625	94,594	—	207,053	9,384	(7)	561,656

Wayne L. Jones	2009	259,135	120,537	—	398,657	12,040	(8)	790,369
Executive Vice President and Chief Restaurant Operations Officer

Matthew J. Kimble	2009	140,577	110,040	209,375	262,256	8,232	(9)	730,480
Chief Human Resources Officer

*	Consistent with SEC rules, the amounts in the “Stock Awards” and “Option Awards” columns for years 2009, 2008 and 2007 reflect the aggregate grant date fair value computed in accordance with FASB Codification Topic No. 718 (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment).

(1)	Bonus amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2009, 2008 and 2007. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2009 grants, refer to note 1 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 29, 2009, as filed with the SEC. See the Grants of Plan-Based Awards Table for the information on options granted in 2009.

(4)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2009, including group term life insurance ($810) and auto reimbursement/allowance ($12,000).

(5)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($984) and auto reimbursement/allowance ($6,000).

(6)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($984) and auto reimbursement/allowance ($12,000).

(7)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2009, fiscal 2008 and fiscal 2007, respectively, including group term life insurance ($810, $1,356 and $984) and auto reimbursement/allowance ($8,400).

(8)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2009, including group term life insurance ($540) and auto reimbursement/allowance ($11,500).

(9)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2009, including group term life insurance ($232) and auto reimbursement/allowance ($8,000).

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase our Common Stock and other plan-based awards made during the fiscal year ended December 29, 2009, to the persons named in the 2009 Summary Compensation Table.

2009 Grants of Plan-Based Awards

Name	Grant Date	Stock Awards		Option Awards
		Number of Securities Underlying Stock Awards (#) (1)	Grant Date Fair Value of Stock Awards ($) (2)	Number of Securities Underlying Option Awards (#) (3)	Exercise or Base Price of Option Awards ($/Share) (4)	Grant Date Fair Value of Option Awards ($) (5)
Gerald W. Deitchle	12/31/08	29,674	319,589	42,796	10.11	280,706
Gregory S. Levin	12/31/08	15,000	161,550	15,000	10.11	98,387
Gregory S. Lynds	12/31/08	10,000	107,700	15,000	10.11	98,387
Wayne L. Jones	02/17/09	—	—	51,151	11.68	398,657
Matthew J. Kimble	05/04/09	12,500	209,375	25,000	16.75	262,256

(1)	This column shows the number of restricted stock units granted in 2009 to the Named Executive Officers. Restricted stock units vest in five equal annual installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	This column shows the number of stock options granted in 2009 to the Named Executive Officers. All of such options vest in five equal annual installments and expire ten years from the date of grant.

(4)	Reflects annual stock option grants which have an exercise price per share equal to an average of the closing prices of our Common Stock for the last five days of the fiscal year.

(5)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2009. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 29, 2009.

Outstanding Equity Awards at December 29, 2009

Name	Grant Date	Stock Awards		Option Awards
		Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gerald W. Deitchle	11/23/04	—	—	25,000	—		14.77	11/23/14
	01/12/05	—	—	275,000	—		14.04	01/12/15
	01/04/06	—	—	18,000	12,000	(3)	23.26	01/04/16
	01/03/07	—	—	10,000	15,000	(4)	19.96	01/03/17
	01/02/08	14,436	271,108	8,690	34,763	(7)	16.63	01/02/18
	12/31/08	29,674	557,278	—	42,796	(8)	10.11	12/31/18

Gregory S. Levin	09/06/05	—	—	80,000	20,000	(5)	20.74	09/06/15
	01/03/07	—	—	4,000	6,000	(4)	19.96	01/03/17
	01/02/08	8,421	158,146	5,069	20,279	(7)	16.63	01/02/18
	12/31/08	15,000	281,700	—	15,000	(8)	10.11	12/31/18

Gregory S. Lynds	07/22/03	—	—	90,000	—		11.26	07/22/13
	04/15/04	—	—	2,500	—		13.57	04/15/14
	02/22/05	—	—	5,926	2,964	(6)	15.50	02/22/15
	01/04/06	—	—	9,000	6,000	(3)	23.26	01/04/16
	01/03/07	—	—	4,000	6,000	(4)	19.96	01/03/17
	01/02/08	6,015	112,962	3,621	14,484	(7)	16.63	01/02/18
	12/31/08	10,000	187,800	—	15,000	(8)	10.11	12/31/18

Wayne L. Jones	02/17/09	—	—	—	51,151	(9)	11.68	02/17/19

Matthew J. Kimble	05/04/09	12,500	234,750	—	25,000	(10)	16.75	05/04/19

(1)	All restricted stock units vest in five equal installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The unexercisable options vest in five annual installments commencing January 4, 2007.

(4)	The unexercisable options vest in five annual installments commencing January 3, 2008.

(5)	The unexercisable options vest in five annual installments commencing September 6, 2006.

(6)	The unexercisable options vest in three annual installments commencing February 22, 2008.

(7)	The unexercisable options vest in five annual installments commencing January 2, 2009.

(8)	The unexercisable options vest in five annual installments commencing December 31, 2009.

(9)	The unexercisable options vest in five annual installments commencing February 17, 2010.

(10)	The unexercisable options vest in five annual installments commencing May 4, 2010.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options during 2009 for each of the Named Executive Officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gerald W. Deitchle	—	—	3,608	40,843
Gregory S. Levin	—	—	2,105	23,829
Gregory S. Lynds	—	—	1,503	17,014
Wayne L. Jones	—	—	—	—
Matthew J. Kimble	—	—	—	—

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Deitchle discussed elsewhere in this Proxy Statement contains severance arrangements providing for the payment of certain benefits if his employment is terminated, including termination following a change in control.  In addition, in the event we terminate the employment of Mr. Levin without cause, he will be eligible to receive a severance payment of six months salary.  Further, in the event we terminate the employment of Mr. Lynds without cause (including in connection with a change in control), he will be eligible to receive a severance payment of six months salary plus an additional month for every year he was employed by us (not to exceed an aggregate of 12 months).

We also have additional severance arrangements with certain other executive officers, pursuant to which the officer is eligible to receive a severance payment of no more than six months salary in the event we terminate the officer’s employment without cause.  In addition, stock option awards granted to all employees generally provide for accelerated vesting or lapse of restrictions on awards if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards and other conditions are satisfied as described in the 2005 Plan.

The following table describes the potential payments upon termination without cause or, after our change in control, termination without cause or termination for good reason for each named executive officer:

	Termination Without Cause or Termination for Good Reason (including Termination following a Change in Control)
Name	Cash Payment ($) (1)	Acceleration of Vesting of Awards ($) (2)	Benefits and Perquisites ($) (3)
Gerald W. Deitchle	450,000	1,274,168	14,625
Gregory S. Levin	157,000	613,496	6,778
Gregory S. Lynds	287,500	471,674	13,556
Wayne L. Jones	—	363,172	4,519
Matthew J. Kimble	70,288	285,500	2,341

(1)	Assumes a termination and base salary payments as of December 29, 2009 for each executive.

(2)	Calculated based on a termination date of December 29, 2009 and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year.

(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

As of December 29, 2009, Jacmar Companies and their affiliates (collectively referred to herein as “Jacmar”) owned approximately 15.9% of our outstanding Common Stock.  James A. Dal Pozzo, a member of our Board of Directors, is the President of Jacmar.  Jacmar, through its specialty wholesale food distributorship, is currently our largest supplier of food, beverage and paper products.  In July 2009, after an extensive competitive bidding process, we entered into a three-year agreement with a national foodservice distribution system whose shareholders are prominent regional foodservice distributors, of which Jacmar is one.  Jacmar will continue to service our restaurants in California and Nevada, while other system distributors will service our restaurants in all other states.  Jacmar sells products to us at prices comparable to those offered by unrelated third parties.  Jacmar supplied us with $51.0 million, $46.8 million and $42.9 million of food, beverage and paper products for fiscal 2009, 2008 and 2007, respectively, which represent 47.9%, 49.5% and 53.4% of our total costs for these products, respectively.  We had trade payables due to Jacmar related to these products of $3.6 million and $2.5 million at December 29, 2009 and December 30, 2008, respectively.  The Board of Directors has reviewed the terms of the agreements relating to pricing between Jacmar and us, and believes that the terms are at least as favorable or more favorable than we could obtain from another third party offering comparable goods and services.

Procedures for Approval of Related Party Transactions

We have a written policy concerning the review and approval of related party transactions.  Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest.  Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the Securities and Exchange Commission are submitted for review by the Board of Directors for approval and to conduct a conflicts-of-interest analysis.  The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, our securities.  Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, except as described below, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis, except for William H. Tilley.  Based on the information provided to us by the persons or entities indicated, Mr. Tilley failed to file a Form 4 with respect to a gift of shares on or about June 25, 2009.  Mr. Tilley subsequently filed the required Form 4.

We notify our employees of their annual equity grants at the time of their annual review, which usually takes place in mid-January of each year.  As such, employees are not notified of their equity grants until after the deadline for filing the required forms with the SEC.  Once the employee is notified of their annual grant as part of the annual review process, all required forms are filed with the SEC.  Therefore, the following individuals were late filers in regards to their annual equity grants:

Gerald W. Deitchle	Gregory S. Levin
Gregory S. Lynds	Wayne L. Jones
John D. Allegretto	Matthew D. Hood
Matthew J. Kimble	Alexander M. Puchner
Lon F. Ledwith

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials.  In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 31, 2010.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.  In order for a proposal made outside of the requirements of Rule 14a-8 to be considered timely in connection with our 2011 Annual Meeting of Shareholders, such proposal must be received by our office of the Corporate Secretary at the address stated above no later than December 31, 2010.  However, in the event that the annual meeting is called for a date that is not within thirty days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the annual meeting is first made.

The proxy solicited by the Board of Directors for the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 15, 2010.  If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders containing our consolidated financial statements for the fiscal year ended December 29, 2009, has been mailed concurrently herewith.  The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.  Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting.  However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY.  If Exhibit copies are requested, a copying charge of $.20 per page may be required.

By Order of the Board of Directors,

GERALD W. DEITCHLE

Chairman of the Board, President and Chief Executive Officer

May     , 2010

Huntington Beach, California

APPENDIX A

BJ’S RESTAURANTS, INC.

2005 EQUITY INCENTIVE PLAN

(April 19, 2010 Amendments)

PART I.

PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

SECTION 1.    PURPOSE OF THE PLAN.  The purposes of this Plan are (a) to promote the growth and success of the Company’s business, and (b) to attract and retain the most talented Employees, Officers, Directors and Consultants available, (i) by aligning the long-term interests of Employees, Officers, Directors and Consultants with those of the shareholders by providing an opportunity to acquire an equity interest in the Company and (ii) by providing both rewards for exceptional performance and long term incentives for future contributions to the success of the Company and its Subsidiaries.

The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, SARs, and Performance Compensation Awards (Shares and Units) at the discretion of the Committee and as reflected in the terms of the Award Agreement.  Each Award will be subject to conditions specified in the Plan, such as continued employment or satisfaction of performance criteria.

The Committee may elect to establish sub-plans or procedures governing the grants to Employees, Officers Directors and Consultants and this Plan will serve as the framework for any such sub-plans.  The awards granted under the Former Plan shall continue to be administered under the Former Plan until such time as those options are exercised, expire or become unexercisable for any reason.

SECTION 2.    DEFINITIONS.  As used herein, the following definitions shall apply:

(a)        “ACTIVE STATUS” shall mean (i) for Employees, the absence of any interruption or termination of service as an Employee; provided, that the Board or Committee, in its sole discretion, may determine that Active Status may continue if an Employee becomes a Consultant immediately following termination of or interruption of service as an Employee, in which case Active Status shall thereafter be determined in accordance with clause (iii) below, (ii) for Directors, that the Director has not been removed from the Board for Misconduct and the Director has not failed to be reelected by the shareholders following a Board determination of Misconduct by such Director, and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or any Subsidiary or the occurrence of any termination event as set forth in such person’s Award Agreement.  Active Status shall not be considered interrupted (A) for an Employee in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company or any Subsidiary which has been granted in writing by an authorized Officer of the Company.  Whenever a mandatory severance period applies under applicable law with respect to a termination of service as an Employee, Active Status shall be considered terminated upon such Employee’s receipt of notice of termination in whatever form prescribed by applicable law.

(b)        “AWARD” shall mean any award or benefits granted under the Plan, including Options, Restricted Stock, Restricted Stock Units, SARs, Performance Shares and Performance Units.

(c)        “AWARD AGREEMENT” shall mean a written or electronic agreement between the Company and the Participant setting forth the terms of the Award.

(d)        “BENEFICIAL OWNERSHIP” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(e)        “BOARD” shall mean the Board of Directors of the Company.

(f)        “CHANGE OF CONTROL” shall mean the first day that any one or more of the following conditions shall have been satisfied:

(i)        the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;

(ii)        an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities of the Company, other than a Board-approved transaction;

(iii)        during any 36-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however that except as set forth in this Section 2(f)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 36-month period, shall be deemed to have satisfied such 36-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

(iv)        a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

(g)        “CODE” shall mean the Internal Revenue Code of 1986, as amended.

(h)        “COMMITTEE” shall mean the Compensation Committee appointed by the Board.

(i)        “COMMON STOCK” shall mean the common stock of the Company, no par value per share.

(j)        “COMPANY” shall mean BJ’s Restaurants, Inc., a California corporation, and any successor thereto.

(k)        “CONSULTANT” shall mean any person, except an Employee, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

(l)        “DIRECTOR” shall mean a member of the Board.

(m)        “DISABILITY” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

(n)        “EFFECTIVE DATE” shall mean the date on which the Company’s shareholders have first approved this Plan in accordance with applicable Nasdaq rules.

(o)        “EMPLOYEE” shall mean any person, including an Executive Officer or Officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company.  A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company.  Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Employees for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

(p)        “EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.

(q)        “EXECUTIVE OFFICERS” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

(r)        “FAIR MARKET VALUE” shall mean the closing price per share of the Common Stock on Nasdaq as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system, or at the discretion of the Committee in the case that the Company ceases to be publicly traded.

(s)        “FASB 123(R)” shall mean Statements of Financial Accounting Standards No. 123, “Stock-Based Payments”, as promulgated by the Financial Accounting Standards Board.

(t)        “FORMER PLAN” shall mean the BJ’s Restaurants, Inc. Amended and Restated 1996 Stock Option Plan, as amended.

(u)        “GOVERNANCE AND NOMINATION COMMITTEE” shall mean the Governance and Nomination Committee appointed by the Board.

(v)        “INCENTIVE STOCK OPTION” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(w)        “INDEPENDENT DIRECTOR” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as an “outside director” under Section 162(m) of the Code;

(3) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (4) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Employees.

(x)        “MAXIMUM ANNUAL PARTICIPANT AWARD” shall have the meaning set forth in Section 6(b).

(y)        “MISCONDUCT” shall mean any of the following; provided, however, that with respect to Non-Employee Directors “Misconduct” shall mean subsection (viii) only:

(i)        any material breach of an agreement between the Participant and the Company or any Subsidiary;

(ii)        willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary by the Participant;

(iii)        the Participant’s continued willful and intentional failure to satisfactorily perform Participant’s essential responsibilities;

(iv)        material failure of the Participant to comply with rules, policies or procedures of the Company or any Subsidiary as they may be amended from time to time, including, without limitation, failure to comply with (1) the Company’s Code of Ethics and Code of Conduct, (2) policies and procedures of the Company relating to use and maintenance of facilities and equipment, or (3) policies and procedures of the Company relating to the occurrence, reporting or investigation of any harassment or discrimination allegations or complaints;

(v)        Participant’s dishonesty, fraud or gross negligence related to the business or property of the Company or any Subsidiary;

(vi)        personal conduct that is materially detrimental to the business of the Company or any Subsidiary;

(vii)        conviction of or plea of nolo contendere to a felony;

(viii)        in the case of Non-Employee Directors, (1) the removal from the Board for cause in accordance with the provisions of Section 302 of the California Corporations Code, (2) the removal from the Board as a result of a shareholder suit in accordance with the provisions of Section 304 of the California Corporations Code, (3) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has materially breached his or her fiduciary duties or duties of loyalty to the Company or has grossly abused such Non-Employee Director’s authority with respect to the Company, (4) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has committed fraudulent or dishonest acts which have or could reasonably be expected to have a material adverse effect on the Company, or (5) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has materially failed to comply with rules, policies or procedures of the Company applicable to Non-Employee Directors, as they may be amended from time to time;

(ix)        intentional or negligent acts or omissions that cause the Company or any Subsidiary to be subject to a fine, citation, shut down, or other disciplinary action by any federal, state or local governmental agency, including, without limitation, any agency regulating health, occupational safety, alcoholic beverage control or immigration;

(x)        Participant’s inducing any customer or supplier to break or terminate any contract with the Company or any Subsidiary;

(xi)        Participant’s inducing any principal for whom the Company or any Subsidiary acts as an agent to terminate such agency relationship;

(xii)        causes a fire, explosion or other catastrophic event involving the facilities or equipment of the Company or any Subsidiary that could have been reasonably avoided by following the established policies of the Company or any Subsidiary;

(xiii)        Participant’s solicitation of any of the Company’s agents or employees to provide services to any other business or entity; or

(xiv)        with respect to any Participant whose employment with the Company or a Subsidiary is subject to the terms of an effective employment or consulting agreement that includes a definition of “Cause,” conduct by Participant that constitutes “Cause.”

(z)        “NASDAQ” shall mean The Nasdaq Stock Market, Inc.

(aa)        “NON-EMPLOYEE DIRECTOR” shall mean a Director who is not an Employee.

(bb)        “NONQUALIFIED STOCK OPTION” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

(cc)        “OFFICER” shall mean any Executive Officer of the Company as well as any president, vice president, secretary or treasurer duly appointed by the Board, or any other person designated as an officer by the Board or by the Bylaws of the Company.

(dd)        “OPTION” shall mean a stock option granted pursuant to Section 10 of the Plan, including a Nonqualified Stock Option and an Incentive Stock Option.

(ee)        “OPTIONEE” shall mean a Participant who has been granted an Option.

(ff)        “PARENT” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(gg)        “PARTICIPANT” shall mean an Employee, Officer, Director or Consultant granted an Award.

(hh)        “PERFORMANCE COMPENSATION AWARD” means any Awards designated by the Committee as a Performance Compensation Award pursuant to Section 13 of the Plan, including Performance Shares and Performance Units.

(ii)        “PERFORMANCE CRITERIA” shall mean one or more of the following (as selected by the Committee) criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan: (i) cash flow; (ii) earnings per share, including as adjusted (A) to exclude the impact of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges, or (3) accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority); and (B) for any stock split, stock dividend or other recapitalization; (iii) earnings before interest, taxes, and amortization; (iv) return on equity; (v) total shareholder return; (vi) share price performance; (vii) return on capital; (viii) return on assets or net assets; (ix) revenue; (x) income; (xi) operating income; (xii) operating profit; (xiii) profit margin; (xiv) return on operating revenue; (xv) return on invested capital; (xvi) market price; (xvii) brand recognition/acceptance; (xviii) customer satisfaction; (xix) productivity; or (xx) sales growth and volume.

(jj)        “PERFORMANCE FORMULA” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which a Performance Compensation Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Goals.  Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(kk)        “PERFORMANCE GOAL” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based on the Performance Criteria.  Performance Goals may be established based on Performance Criteria with respect to the Company or any of its Subsidiaries, divisions or operational units, or any composition thereof.

(ll)        “PERFORMANCE PERIOD” means one or more periods of time as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights in respect of a Performance Compensation Award.

(mm)        “PERFORMANCE SHARE” means a Performance Compensation Award granted pursuant to Section 13 of the Plan that is denominated in a specified number of Shares, which Shares or their future cash equivalent (or a combination of both) may be paid to the Participant upon achievement of applicable Performance Goals during the relevant Performance Period as the Committee shall establish.

(nn)        “PERFORMANCE UNIT” means a Performance Compensation Award granted pursuant to Section 13 of the Plan that has a dollar value set by the Committee (or that is determined by reference to a Performance Formula), which value may be paid to the Participant in cash, in Shares, or such combination of cash and Shares as the Committee may determine in its sole discretion, upon achievement of applicable Performance Goals during the relevant Performance Period as the Committee shall establish.

(oo)        “PLAN” shall mean this BJ’s Restaurants, Inc. 2005 Equity Incentive Plan, including any amendments thereto.

(pp)        “REPRICE” shall mean the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through amendment, cancellation, replacement of grants or any other means.

(qq)        “RESIGNATION (OR RESIGN) FOR GOOD REASON” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Resignation for Good Reason” (or similar terms) as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect, or (ii) in all other cases, any voluntary termination by written resignation of the Active Status of any Officer or Employee of the Company after a Change of Control because of: (1) a material reduction in the Officer’s or Employee’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Officer or Employee inconsistent with the Officer’s or Employee’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a reduction in the Officer’s base salary; (4) solely with respect to an Officer, a material adverse change in such Officer’s reporting relationship, (5) a material reduction in the Officer’s or Employee’s benefits unless such reduction applies to all Officers or Employees of comparable rank; or (6) the relocation of the Officer’s or Employee’s primary work location more than fifty (50) miles from the Officer’s primary work location prior to the Change of Control; provided that the Officer’s or Employee’s written notice of voluntary resignation must be tendered within one (1) year after the Change of Control, and shall specify which of the events described in (1) through (6) resulted in the resignation.

(rr)        “RESTRICTED STOCK” shall mean a grant of Shares pursuant to Section 11 of the Plan.

(ss)        “RESTRICTED STOCK UNITS” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section 11 of the Plan.

(tt)        “RETIREMENT” shall mean, with respect to any Non-Employee Director, ceasing to be a Director pursuant to election by the Company’s shareholders or by voluntary resignation with the approval of the Board’s Chairman (or a majority of the disinterested members of the Board) after having served continuously on the Board for at least six years.

(uu)        “SAR” shall mean a stock appreciation right awarded pursuant to Section 12 of the Plan.

(vv)        “SEC” shall mean the Securities and Exchange Commission.

(ww)        “SHARE” shall mean one share of Common Stock, as adjusted in accordance with Section 5 of the Plan.

(xx)        “STAND-ALONE SARS” shall have the meaning set forth in Section 12(b) of the Plan.

(yy)        “SUBCOMMITTEE” shall have the meaning set forth in Section 3(d).

(zz)        “SUBSIDIARY” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit, SAR, Performance Shares, or Performance Units, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

SECTION 3.    ADMINISTRATION OF THE PLAN.

(a)        AUTHORITY.  The Plan shall be administered by the Committee.  The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe.  Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be limited by the provisions set forth in the Committee’s charter, as such charter may be amended from time to time, and the further limitation that certain actions may be subject to review and approval by either the full Board or a panel consisting of all of the Independent Directors of the Company.

(b)        POWERS OF THE COMMITTEE.  Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

(i)        to grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, SARs, Performance Shares, Performance Units and any other Awards authorized under this Plan to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price and unit price, and to modify or amend each Award, with the consent of the Participant when required;

(ii)        to determine the Participants, to whom Awards, if any, will be granted hereunder, the timing, vesting and exercisability of such Awards, and the number of Shares to be represented by each Award;

(iii)        to construe and interpret the Plan and the Awards granted hereunder;

(iv)        to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreement, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement;

(v)        to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

(vi)        to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vii)        to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

(viii)        to establish sub-plans, procedures or guidelines for the grant of Awards to Employees, Executive Officers, Officers, Directors, Non-Employee Directors and Consultants; and

(ix)        to make all other determinations deemed necessary or advisable for the administration of the Plan;

Provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

(c)        EFFECT OF COMMITTEE’S DECISION.  All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any shareholder and all other persons.

(d)        DELEGATION.  Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate (i) to one or more separate committees consisting of members of the Committee or other Directors who are Independent Directors (any such committee a “Subcommittee”), or (ii) to an Executive Officer of the Company, the ability to grant Awards and take the other actions described in Section 3(b) with respect to Participants who are not Executive Officers, and such actions shall be treated for all purposes as if taken by the Committee; provided that the grant of Awards shall be made in accordance with parameters established by the Committee.  Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

(e)        ADMINISTRATION.  The Committee may delegate the administration of the Plan to an Officer or Officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify.  Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(f)        INDEMNIFICATION.  In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, any person(s) acting as administrator(s) and each of the administrator’s consultants shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the administrator(s) or any of such administrator’s consultants may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the administrator(s) or any of such administrator’s consultants in settlement thereof (provided that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the administrator(s) or any of such administrator’s consultants in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such administrator(s) or any of such administrator’s consultants did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such administrator(s) or any of such administrator’s consultants shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

SECTION 4.    SHARES SUBJECT TO THE PLAN.

(a)        RESERVATION OF SHARES.  The shares of Common Stock reserved under this Plan will include reserved shares of Common Stock as to which an option award granted has been forfeited or terminated without exercise under the Former Plan plus an additional Four Million Seven Hundred Thousand (4,700,000) shares of Common Stock (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares), all of which may be granted as Incentive Stock Options under the Plan.  The aggregate number of Shares available for issuance under the Plan will be reduced by one Share for each Share delivered in settlement of an Option and by one and one-half (1.5) Shares for each Share delivered in settlement of any Award of Restricted Stock, Restricted Stock Units, SARs, or Performance Shares or Performance Units unless a greater reduction is specified by the Committee with respect to a specific Award grant.  If an Award expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan.  Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding awards under the Former Plan on the Effective Date that later cease to be subject to such awards for any reason other than such awards having been exercised, subject to adjustment from time to time as provided in Section 5, which shares of Common Stock shall, as of the date such shares cease to be subject to such awards, cease to be available for grant and issuance under the Former Plan, but shall be available for issuance under the Plan.  The Shares may be authorized but unissued, or reacquired shares of Common Stock.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)        TIME OF GRANTING AWARDS.  The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant.  Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

(c)        SECURITIES LAW COMPLIANCE.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(d)        SUBSTITUTIONS AND ASSUMPTIONS.  The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder.  The number of Shares reserved pursuant to Section 4(a) may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

SECTION 5.    ADJUSTMENTS TO SHARES SUBJECT TO THE PLAN.  If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan and (iii) the Maximum Annual Participant Award.  The Committee may also make adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend, if any.  In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards.  Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive.  For purposes of this Section 5, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

PART II.

TERMS APPLICABLE TO ALL AWARDS

SECTION 6.    GENERAL ELIGIBILITY.

(a)        AWARDS.  Awards may be granted to Participants who are Employees, Directors or Consultants; provided however that Incentive Stock Options may only be granted to Employees.

(b)        MAXIMUM ANNUAL PARTICIPANT AWARD.  The aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 500,000 shares of Common Stock (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares).

(c)        NO EMPLOYMENT/SERVICE RIGHTS.  Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as an Employee or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause.).

(d)        AWARDS TO NON-EMPLOYEE DIRECTORS; CONTINUATION OF AUTOMATIC GRANTS.  The aggregate number of Shares with respect to which Awards may be granted to Non-Employee Directors under the Plan shall be 1,500,000 shares of Common Stock (increased proportionately in the event of any stock split or stock dividend with respect to the Shares).  Unless and until amended or terminated by the Board, the Committee or the Governance and Nomination Committee thereof, (i) upon initially joining the Board, each Non-Employee Director shall receive an Option to acquire an aggregate of 25,000 shares of Common Stock (adjusted proportionately in the event of any stock split or stock dividend on the Common Stock) at an exercise price equal to Fair Market Value on the date of grant (the “Initial Director Grant”), and (ii) on January 15 of each year, each Non-Employee Director the serving on the Board shall receive an annual grant of Stock Options valued at $40,000 (using such valuation methodology as the Board or the Committee shall determine) (the “Annual Director Grant”).  Unless and until otherwise determined by the Board, the Committee or the Governance and Nomination Committee thereof, and subject to the accelerated vesting provisions in Section 10(d) (i) the Initial Director Grant shall vest one-half per year on each of the first and second year anniversary of the grant date, and (ii) the Annual Director Grant shall vest one-third per year on each of the first three yearly anniversaries following the grant date.  Unless otherwise determined by the Board or the Committee, all Non-Employee Directors shall be eligible to receive the automatic Award grants contemplated by this Section 6(d).  The Board, the Committee or the Governance and Nomination Committee reserves the right to periodically evaluate and change the amount or type of automatic Award grants made to Non-Employee Directors pursuant to this Section 6(d).

(e)        COMPLIANCE WITH SECTION 409A.  It is the intention of this Plan that any Awards granted hereunder shall satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code.  No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board or Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.  In the event that an Award is determined to constitute “nonqualified deferred compensation” that would be subject to the additional tax under Section 409A(a)(1)(B) of the Code (or any successor provisions), the Committee shall have the authority to impose such additional conditions as it deems necessary to avoid the imposition of the additional tax.  Notwithstanding anything to the contrary set forth in this Plan, the Company shall have no liability to any Participant or any other person (i) if an Award does not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code or (ii) for any other unexpected tax consequence affecting any Participant or other person due to the receipt or settlement of any Award granted hereunder.

SECTION 7.    PROCEDURE FOR EXERCISE OF AWARDS; RIGHTS AS A SHAREHOLDER.

(a)        PROCEDURE.  An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable.  The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(b) of the Plan.  The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award.  In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 10(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of the Plan.

(b)        METHOD OF PAYMENT.  The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including the method of payment, shall be determined by the Committee at the time of settlement and which forms may include: (i) with respect to an Option and subject to any restrictions or limitations imposed under applicable law, a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option; (ii) cash; and (iii) tender of shares of Common Stock owned by the Participant in accordance with rules established by the Committee from time to time.  Shares used to pay the exercise price shall be valued at their Fair Market Value on the exercise date.  Payment of the aggregate exercise price by means of tendering previously-owned shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.

(c)        WITHHOLDING OBLIGATIONS.  To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Restricted Stock or Restricted Stock Units, Performance Shares, Performance Units or any sale of Shares.  The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied.  These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time.

(d)        SHAREHOLDER RIGHTS.  Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

(e)        NON-TRANSFERABILITY OF AWARDS.  An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

SECTION 8.    EXPIRATION OF AWARDS.

(a)        EXPIRATION, TERMINATION OR FORFEITURE OF AWARDS.  Unless otherwise provided in the applicable Award Agreement or any severance agreement, vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i)        three (3) months after the effective date of termination of Active Status for a Participant other than a Non-Employee Director, other than in circumstances covered by (ii), (iii), or (iv) below; or six (6) months after the date a Non-Employee Director ceases to be a Director or Consultant other than in circumstances covered by (ii) and (iv) below:

(ii)        immediately upon termination of a Participant’s Active Status for Misconduct;

(iii)        twelve (12) months after the date on which a Participant other than a Non-Employee Director ceased performing services as a result of his or her total and permanent Disability; and

(iv)        twelve (12) months after the date of the death of a Participant whose Active Status terminated as a result of his or her death.

(b)        EXTENSION OF TERM.  Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Option, other than an Incentive Stock Option, or SAR in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Option or SAR would have expired if no termination of the Employee’s Active Status had occurred).

SECTION 9.    EFFECT OF CHANGE OF CONTROL.  Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

(a)        ACCELERATION.  Awards of a Participant shall be Accelerated (as defined in Section 9(b) below) as follows:

(i)        With respect to Non-Employee Directors, upon the occurrence of a Change of Control described in Section 2(f);

(ii)        With respect to any Employee, upon the occurrence of a Change of Control described in Section 2(f)(i);

(iii)        With respect to any Employee who Resigns for Good Reason or whose Active Status is terminated for reasons other than Misconduct, so long as such resignation or termination occurs within one year after a Change of Control described in Section 2(f)(ii), (iii) or (iv); and

(iv)        With respect to any Employee, upon the occurrence of a Change of Control described in Section 2(f)(iv) in connection with which each Award is not assumed or an equivalent award substituted by such successor entity or a parent or subsidiary of such successor entity.

(b)        DEFINITION.  For purposes of this Section 9, Awards of a Participant being “Accelerated” means, with respect to such Participant:

(i)        any and all Options and SARs shall become fully vested and immediately exercisable, and shall remain exercisable for the greater of (1) the time period specified in the original Award (but subject to termination upon termination of Active Status in accordance with the terms of the original Award) or, (2) one year following the date of such acceleration;

(ii)        any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse;

(iii)        any restriction periods and restrictions imposed on Restricted Stock, Restricted Stock Units, and Performance Compensation Awards that are performance-based shall lapse, unless such performance-based Awards remain outstanding after the Change of Control (or are assumed by any successor entity) and the applicable Performance Criteria can be accurately tracked following the Change of Control; and

(iv)        the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

PART III.

SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS

SECTION 10.    GRANT, TERMS AND CONDITIONS OF OPTIONS.

(a)        DESIGNATION.  Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.  However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options.  Options shall be taken into account in the order in which they were granted.

(b)        TERMS OF OPTIONS.  The term of each Option shall be no more than ten (10) years from the date of grant.  However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant.

(c)        OPTION EXERCISE PRICES.

(i)        The per Share exercise price under an Incentive Stock Option shall be as follows:

(A)        If granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)        If granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)        The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)        In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without shareholder approval.

(d)        VESTING.  Unless otherwise provided in the applicable Award Agreement, to the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Optionee’s Disability or termination of such Optionee’s Active Status for reasons other than Retirement or death of a Non-Employee Director, in which cases such Options shall immediately vest in full.

(e)        EXERCISE.  Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as are permissible under the terms of the Plan.  An Option may not be exercised for a fraction of a Share.

SECTION 11.    GRANT, TERMS AND CONDITIONS OF STOCK AWARDS.

(a)        DESIGNATION.  Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan.  Restricted Stock or Restricted Stock Units may include a dividend equivalent right, as permitted by Section 5.  After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer.  The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee.  Restricted Stock Units may be paid as permitted by Section 7(b).  The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.

(b)        PERFORMANCE BASED STOCK AWARDS.  The Committee may elect to grant Restricted Stock and/or Restricted Stock Units that are intended to qualify as “performance based compensation” under Section 162(m) of the Code.  Any such performance based Restricted Stock and Restricted Stock Units shall be subject to the attainment of Performance Goals relating to Performance Criteria selected by the Committee and specified at the time such Restricted Stock and/or Restricted Stock Units are granted.

(c)        VESTING.  Subject to the provisions of Section 9 of this Plan, unless the Board or Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon the termination of a Participant’s Active Status for reasons other than Retirement or death of a Non-Employee Director, in which case such Awards shall immediately vest in full.  The Committee shall be bound to administer Awards of Restricted Stock or Restricted Stock Units that are not performance-based with a minimum vesting period of at least three years.

SECTION 12.    GRANT, TERMS AND CONDITIONS OF SARS.

(a)        GRANTS.  The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants.  The terms of SARs shall be at the discretion of the Committee.  In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

(b)        STAND-ALONE SARS.

(i)        A Participant may be granted stand-alone stock appreciation rights (“Stand-Alone SARs”) that are not tied to any underlying Option under Section 10 of the Plan.  The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish.  Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

(ii)        The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted.  In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

(iii)        The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(c)        EXERCISED SARS.  The Shares issued in settlement of any SARs exercised under this Section 12 shall not be available for subsequent issuance under the Plan.  In accordance with Section 4, Shares underlying any exercised SARs that were not issued in settlement of the SAR shall become available for future issuance under the Plan.

SECTION 13.    GRANT, TERMS AND CONDITIONS OF PERFORMANCE COMPENSATION AWARDS.

(a)        GRANTS.  The Committee shall have the full power and authority, exercisable in its sole discretion, to grant Performance Compensation Awards in the form of Performance Units or Performance Shares to Employees (including Officers) and shall evidence such grant in an Award Agreement that is delivered to the Participant setting forth the terms and conditions of the Award.  The Committee may, at the time of grant of a Performance Compensation Award, designate such Award as a Performance Compensation Award in order that such Award constitutes “qualified performance-based compensation” under Code Section 162(m), in which event the Committee shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as “qualified performance-based compensation” within the meaning of Code Section 162(m).

(b)        ELIGIBILITY.  The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period.  However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period.  The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 13.  Moreover, designation of a Participant eligible to receive a Performance Compensation Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive a Performance Compensation Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive a Performance Compensation Award hereunder shall not require designation of any other person as a Participant eligible to receive a Performance Compensation Award hereunder in such period or in any other period.

(c)        DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE COMPENSATION AWARDS.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply, or any combination of the foregoing, and the Performance Formula.  Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(d)        MODIFICATION OF PERFORMANCE GOALS.  The Committee is authorized at any time during the first ninety (90) days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company (to the extent applicable to such Performance Goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company (to the extent applicable to such Performance Goal), or the financial statements of the Company (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(e)        PAYMENT OF PERFORMANCE COMPENSATION AWARDS.

(i)        A Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.  Notwithstanding the foregoing, in the discretion of the Committee, Performance Compensation Awards may be paid to a Participant whose Active Status as an employee has terminated after the beginning of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(ii)        A Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for such period are achieved and certified by the Committee in accordance with Section 13(e)(iii) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)        Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula.  The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period.

(iv)        [Intentionally omitted]

(v)        The Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the certifications required by Section 13(e)(iii), unless the Committee shall determine that any Performance Compensation Award shall be deferred.

(vi)        In no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, or (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m)).

PART IV.

TERM OF PLAN AND SHAREHOLDER APPROVAL

SECTION 14.    TERM OF PLAN.  The Plan shall become effective as of the Effective Date.  The Plan shall continue in effect until the (i) 10th yearly anniversary of the Effective Date; provided, however, that upon approval of the plan amendments proposed at the 2010 Annual Meeting of Shareholders, the Plan shall continue in effect until midnight on June 7, 2020, or (ii) until terminated under Section 15 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 15(a).

SECTION 15.    AMENDMENT AND TERMINATION OF THE PLAN.

(a)        AMENDMENT AND TERMINATION.  The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or the rules of Nasdaq or the SEC, shareholder approval shall be required for any amendment of the Plan.  Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

(b)        PARTICIPANTS IN FOREIGN COUNTRIES.  The Committee shall have the authority to adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(c)        EFFECT OF AMENDMENT OR TERMINATION.  Any amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

SECTION 16.    SHAREHOLDER APPROVAL.  The effectiveness of the Plan, or any amendment thereof requiring approval of the shareholders of the Company, is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X BJ’S RESTAURANTS, INC. 016G2D 7 3 A V + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2—4. Change of Address — Please print new address below. 01—GERALD W. DEITCHLE 04—LARRY D. BOUTS 07—WILLIAM L. HYDE, JR. 02—JAMES A. DAL POZZO 05—JOHN F. GRUNDHOFER 03—J. ROGER KING 06—PETER A. BASSI 1. Election of Directors: For Withhold For Withhold For Withhold For Against Abstain 2. Ratification and approval of an amendment to our Articles of Incorporation to increase the authorized number of shares of our Common Stock to 125,000,000 shares. 4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2010. For Against Abstain 3. Ratification and approval of our 2005 Equity Incentive Plan, including an amendment to increase the number of shares of Common Stock reserved for issuance thereunder by 1,200,000 shares. 5. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof. NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 4 8 6 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 MMMMMMM _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on June 7, 2010 and 2:00 a.m., Eastern Time, on June 8, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/BJRI • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — BJ’S RESTAURANTS, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 8, 2010 THE UNDERSIGNED HEREBY APPOINTS GERALD W. DEITCHLE AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT OUR “BJ’S RESTAURANT & BREWHOUSE” LOCATED AT 13130 JAMBOREE ROAD, IRVINE, CALIFORNIA 92602, ON TUESDAY, JUNE 8, 2010 AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1—4 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. (Continued and to be Signed on the Other Side)